UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DELTA INTERNATIONAL MINING AND EXPLORATION, INC.

(Name of Small Business Issuer in its Charter)

NEVADA (State or other jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	86-0930439 (I.R.S. Employer Identification No.)

11649 E. CORTEZ DRIVE, SCOTTSDALE, ARIZONA 85259
(Address of principal executive offices and principal place of business)

Gary L. Boyd
11649 E. Cortez Drive
Scottsdale, Arizona 85259
(480) 451-5456
(Name, address and telephone
number of agent for service)

Copies to:

Thomas E. Rutledge
Ogden Newell & Welch PLLC
1700 PNC Plaza
500 West Jefferson Street
Louisville, Kentucky 40202
(502) 582-1601

Approximate date of proposed sale to the public: As soon as possible after this Registration Statement becomes effective

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum offering
		price per unit
		(estimated solely
		for the purpose of
		calculating the
Title of each	Dollar	registration fee	Proposed
class of securities	amount to	pursuant to Rule	maximum aggregate	Amount of
to be registered	be registered	457)	offering price	registration fee

Common Stock	$3,000,000	$.35	$3,000,000	$276.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I – INFORMATION REQUIRED IN PROSPECTUS

Item 1. Front of Registration Statement and Outside Front Cover of Prospectus.

PROSPECTUS

DELTA INTERNATIONAL MINING AND EXPLORATION, INC.
a Nevada corporation

8,571,429 shares of Common Stock, $0.01 par value

This prospectus covers the sale of 8,571,429 shares of our Common Stock. The Company may offer and sell these shares from time to time pursuant to this prospectus. We are offering up to a total of 8,571,429 shares of Common Stock on a best efforts basis, for minimum proceeds of $250,000 and maximum aggregate offering proceeds of $3,000,000. The offering price is $0.35 per share. We do not expect to change the price while the offering is open. If a price change becomes necessary in light of investor interest, we will file a post-effective amendment to this Form SB-2 disclosing such price change.

Our Common Stock is currently not traded on any market or securities exchange.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offering is being undertaken on a best efforts minimum/maximum basis. The directors and officers of the Company are offering the shares for sale to raise money. The offering is expected to end 90 days after the effective date of this registration statement, but it may be extended twice, the first extension being for an additional 180 days and the second extension being for an additional 90 days. Proceeds shall be held in escrow until the minimum of $250,000 is raised. As there are currently no underwriters, brokers, dealers or finders, there will be no discounts or commissions unless such parties are later engaged by the Company.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is March 28, 2003.

Item 2. Inside Front and Outside Back Cover Pages of Prospectus.

Until 60 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Item 3. Summary Information and Risk Factors.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

This registration statement includes forward-looking statements based on management’s beliefs, assumptions and plans for the future, information currently available to management, and other statements that are not historical in nature. Forward-looking statements include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider” or similar expressions are used. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions, including among others: a general economic downturn, a downturn in the securities markets, regulations that affect trading in the securities of “penny stocks,” and other risks and uncertainties.

Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We may be required to update these forward-looking statements after the effectiveness of this registration statement if such information becomes materially misleading. These statements reflect management’s current view of our future events and are subject to certain risks, uncertainties and assumptions as discussed in “Risk Factors.”

     As used in this registration statement, the terms “we,” “us,” “our” and “the Company” refer to Delta International Mining and Exploration, Inc., a corporation organized under Nevada law, and our wholly-owned subsidiaries, Global Gold Inc., Britt Minerals, Inc. and Global Gold Inc., S.A.

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We are a Nevada corporation engaged in the business of mineral exploration in the state of Montana and the country of Bolivia. We are exploring for diamonds and gold in Bolivia through our subsidiary, Global Gold Inc., S.A.. In Montana, we are exploring for diamonds through another subsidiary, Britt Minerals, Inc. We have not received any revenues from our exploration activities and do not expect to receive any revenues for several years. To date, no commercially exploitable mineral reserves have been found on our properties.

Our complete mailing address for our principal executive offices is: 11649 E. Cortez Drive, Scottsdale, Arizona 85259. Our telephone number for our principal executive offices is: (480) 451-5456.

The Offering

Securities being offered by Delta	8,571,429 shares of Common Stock

Offering price	The offering price is $.35 per share.
We do not expect to change the price while the offering is open. If a price change becomes necessary in light of investor interest, we will file a post-effective amendment to this Form SB-2 disclosing such price change.

Total proceeds raised by the offering	This is a best efforts minimum/maximum offering, with minimum proceeds of $250,000 and maximum proceeds of $3,000,000.

Use of proceeds	The proceeds raised by the sale will be used for the exploration of various Company properties, the investigation and possible exploitation of new projects, marketing and investor relations, working capital, and the repayment of debt, as well as the expenses of this offering.

Termination of the offering	This offering is expected to conclude after 90 days, but we may extend it twice, the first extension being for an additional 180 days and the second extension being for an additional 90 days.

Risk Factors

     PLEASE CONSIDER THE FOLLOWING RISK FACTORS RELATED TO BOTH THE COMPANY AND THE OFFERING BEFORE DECIDING TO INVEST IN THE COMMON STOCK. FURTHERMORE, THE FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS ARE NOT GUARANTEED, AND AS SUCH THEY ARE EACH A RISK FACTOR AS WELL.

RISKS ASSOCIATED WITH OUR COMPANY:

     1.     We expect losses to continue, and the failure to generate revenues could cause us to go out of business.

We were incorporated in February 1998 and we have not started significant exploration activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $(4,000,773). Our ability to achieve and maintain profitability and positive cash flow is dependent upon

•	our ability to locate a profitable mineral property

•	our ability to generate revenues

•	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. If we cannot generate revenues in the future, we will go out of business.

     2.     We have no known mineral or ore reserves and we will not be profitable if we do not find such reserves.

We have no known mineral or ore reserves and we may never find any diamonds or gold. We are in the very early exploration stage and are dependent on the proceeds from this offering to carry out further exploration. Even if we find that there are diamonds or gold on our property, we may be unable to recover the diamonds or gold. If we cannot recover diamonds or gold, we may be unable to make a profit.

     3.     Weather interruptions in Montana may affect and delay our proposed exploration.

Our proposed exploration work in Montana can only be performed approximately eight months out of the year. This is because rain and snow cause roads leading to our claims to be impassible during four months of the year. When roads are impassible, we are unable to work and generate income. In Bolivia, our exploration work can be performed all months of the year.

     4.     Because we are small and do not have sufficient capital, we must limit our exploration.

Because we are small and do not have sufficient capital, we must limit our exploration. There are other larger exploration companies that could and probably would spend more time and money in exploring our property.

     5.     We may not have access to all of the supplies and materials we need.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

     6.     We must find an ore reserve to be successful.

Our success depends on finding a reserve that contains gold or diamonds. If we do not find such a reserve, we will cease our exploration and you will lose your investment.

     7.     We may not have enough money to complete our exploration.

We may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease our exploration.

     8.     Mineral exploration is a hazardous business that entails risk of liability and/or damages.

The search for valuable minerals involves numerous objective hazards. As a result, we may become subject to liability for such hazards, including pollution, accidents and other hazards against which we cannot insure or against which we may not elect to insure. The payment of any such liabilities attributed to us may have a material adverse effect on our financial position.

     9.     There is comprehensive federal, state and local regulation of the exploration industry that could have a negative impact on our exploration.

Exploration is subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Exploration is also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. We require various permits from government bodies for exploration to be conducted. We may be unable to obtain such permits. Also, environmental standards imposed by federal, state or local authorities may be changed in ways that would have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons. Management is aware of the necessity of obtaining proper permits prior to conducting any exploration. However, at this point we are not close enough to the production stage to start the permitting process.

     10.     We may be unable to continue as a going concern.

Our auditors have noted that we have suffered recurring losses and have a net capital deficiency. As a consequence, there is substantial doubt about our ability to continue as a going concern. If we are unable to find additional sources of capital, including equity capital, or if our exploration activities are unsuccessful, we may go out of business. Please also see Note B to the Financial Statements for the year ended September 30, 2002.

RISKS ASSOCIATED WITH THIS OFFERING:

     11.     The lack of a public trading market for our common stock may make it difficult to resell our shares.

There is currently no public trading market for our common stock. If a market does not develop, it will be very difficult, if not impossible for you to resell your shares.

     12.     Our status as a penny stock may make our shares difficult to resell.

Our common stock is defined as a “penny stock” under the Securities and Exchange Act of 1934 and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Securities and Exchange Act of 1934 and the penny stock rules impose additional sales practice and disclosure requirements of broker/dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker/dealers are willing to make a market in our stock. Please see page 15 for more information.

     13.     Future sales of shares by our current shareholders could adversely affect the market price of our common stock.

The possibility of sales in the future may have a depressive effect on the price of our common stock in any market which may develop, and, therefore, the ability of any investor to market his or her shares may depend on the number of shares that are offered and sold. Moreover, the perception in the public records that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

     14.     If the share price decreases, you may not be able to resell your shares at the same price you paid for them.

If trading develops during the offering, you may not be able to resell your shares at the same price that you paid for them if the market price is lower than the offering price. We do not expect to change the price while the offering is open. If a price change becomes necessary in light of investor interest, we will file a post-effective amendment to this Form SB-2 disclosing such price change.

     15.     If the market price falls below the offering price, the company may have difficulty obtaining additional proceeds in the offering.

If trading develops during the offering, the market price of shares may fall below the offering price. If the market price is lower than the offering price, it may adversely affect our ability to sell additional shares in the offering and thereby obtain additional proceeds.

Forward Looking Statements Contained in this Prospectus

This registration statement includes forward-looking statements based on management’s beliefs, assumptions and plans for the future, information currently available to management, and other statements that are not historical in nature. Forward-looking statements include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider” or similar expressions are used. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions, including among others: a general economic downturn, a downturn in the securities markets, regulations that affect trading in the securities of “penny stocks,” and other risks and uncertainties.

Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We may be required to update these forward-looking statements after the effectiveness of this registration statement if such information becomes materially misleading. These statements reflect management’s current view of our future events and are subject to certain risks, uncertainties and assumptions as discussed in “Risk Factors.”

GLOSSARY OF TECHNICAL TERMS

Airborne geophysical survey — Measurements of the earth’s physical variations over a pre-described area using either helicopter or fixed wing transport to carry the measuring device.

Alluvial — Pertaining to material eroded from its primary source, transported by natural earth processes and deposited in stream sediments.

Anticline — A folded rock sequence that is convex upward.

Diamond indicator mineral — A mineral that is formed under the same physical conditions as diamond, and is used to aid in the search for primary diamond deposits, e.g. pyrope garnet, chromite, chrome diopside, ilmenite.

Dredge — A floating apparatus used in rivers to recover valuable minerals from stream sediments.

Geochemical anomaly — A concentration of one or more elements in rock, soil, sediment or vegetation markedly different from the normal concentrations in the surroundings.

Geochemistry — The study of the relative and absolute abundance of elements in the earth.

Ground magnetic survey — Measurements of variations of the earth’s magnetic characteristics using a ground-based magnetometer instrument over a pre-described area.

Kimberlite — A volcanic rock originating from the earth’s mantle composed of olivine, phlogopite, diopside and minor accessory minerals, including occasional diamond.

Lamproite — A volcanic rock originating from the earth’s mantle composed of olivine, diopside, phlogopite, richterite, leucite, sanidine, wadeite, and priderite, plus accessory minerals, including occasional diamond.

Landsat satellite image — Image of the earth’s surface collected by NASA’s Landsat satellite from earth’s orbit.

Mantle — Intermediate zone of the earth, resting on the earth’s core at a depth of about 2,900 km, and surrounded by the earth’s crust.

Microdiamond — A single diamond grain not exceeding 0.5 millimeters along its longest axis.

Pipe — A tubular or cylindrical rock body, usually vertical.

Reconnaissance exploration — Initial field investigation in the search for valuable minerals.

Soil grid — A systematic array of points or lines along which soil geochemical samples are collected.

Thrust fault — Fault in which the hanging wall appears to have moved upward relative to footwall, opposite of gravity, or normal fault. Also called a reverse fault.

Item 4. Use of Proceeds.

We will use the net proceeds as follows, with each category listed in order of priority:

Category	Max. $3.0 million	%	Min. $0.25 million	%
Montana Exploration Properties	$1,750,000	58.34%	$75,000	30%
Bolivia Exploration Properties	250,000	8.33%	15,000	6%
Working Capital	219,470	7.32%	125,000	50%
Debt Repayment	480,530	16.02%	0	0%
Offering Expenses	300,000	10%	35,000	14%
Total	$3,000,000	100%	$250,000	100%

*     Of this amount, $176,257 will be paid to Peter Ellsworth, a shareholder and former director of the Company, to satisfy notes that became due and payable on December 31, 2002. The remaining portion of the proceeds in this category will be paid to other creditors.

In both Montana and Bolivia, proceeds used for diamond exploration activities on the Company’s projects will generally be comprised of regional and detailed geological mapping, ground and airborne geophysics, satellite imagery, regional and detailed stream sediment geochemical sampling (to produce heavy mineral concentrates), surface outcrop rock sampling, surface trenching (to produce bulk rock samples) heavy mineral processing, diamond indicator mineral testing, caustic fusion microdiamond testing, and follow-up drilling (core and/or reverse circulation) where warranted.

In Bolivia, limited gold exploration activities on the Company’s projects will generally be comprised of: regional and detailed geological mapping, stream sediment geochemical sampling, surface outcrop rock sampling, ground geophysics, surface trenching, and follow-up drilling (core and/or reverse circulation) where warranted.

Debt repayment will include accruals for trade creditors earning 0% in interest, notes held by certain shareholders earning 8% in interest, and four demand notes held by Peter Ellsworth earning 10% in interest.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

Item 5. Determination of Offering Price.

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $3,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. No independent third party has undertaken a valuation or similar effort to justify the offering price. Among the factors considered were the proceeds to be raised by the offering, our current capital needs, the price at which holders of certain promissory notes converted their debt to shares and potential investor interest.

We do not expect to change the price while the offering is open. If a price change becomes necessary in light of investor interest, we will file a post-effective amendment to this Form SB-2 disclosing such price change.

Item 6. Dilution.

“Dilution” represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. “Net tangible book value” is the amount of total tangible assets less the total liabilities of the Company as of December 31, 2002.

As of December 31, 2002, the net tangible book value of our shares of common stock was a deficit of $(283,010) or approximately $(.03) per share based upon 10,437,826 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 19,009,255 shares to be outstanding will be $2,716,990, or approximately $0.14 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $0.17 per share with no additional investment on their part. Investors who purchase shares of common stock in this offering will incur an immediate dilution from $0.35 per share to $0.14 per share.

In addition, further dilution could result from any future conversions of shareholder loans to equity, as described in “Item 20. Management’s Discussion and Analysis or Plan of Operation,” and could occur in the future due to any contracts we may enter into with third parties for consulting or other services. Should any additional common stock shares be issued for consulting or other services, you may, after the close of this offering, continue to experience additional dilution to your investment in the Company. The dilution amount may also increase if less than a maximum offering results.

Item 7. Selling Security Holders.

Not applicable.

Item 8. Plan of Distribution.

The shares offered by this prospectus on behalf of the Company may be sold from time to time by the following directors and officers of the Company: Robert Mathews, Gary Boyd, Stephen Kay, Barry Rayment, Charles Wells. In offering the shares, these directors and officers will rely on subparagraph (a)(4)(ii) of the Rule 3a4-1 safe harbor because they perform substantial duties for the Company in their capacities as directors and officers, because they were not broker-dealers or associated persons of broker-dealers during the last twelve months, and because they will not participate in more than one offering during any twelve-month period. If a broker-dealer is later secured to underwrite the offering, the Company will file all appropriate disclosures. The directors and officers may sell shares on behalf of the Company by one or a combination of the following:

• purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

• ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

• privately negotiated transactions.

The offering is currently self-underwritten with no finders, brokers or dealers involved to date. In effecting sales, if brokers or dealers are engaged by the Company, they may arrange for other brokers or dealers to participate. Brokers, dealers, or finders will receive commissions or discounts from the Company in amounts to be negotiated prior to the sale. The Company and any broker-dealers which participate in the distribution may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

If the Company enters into a material arrangement with a broker-dealer or finder for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to the Securities Act, setting forth:

• the name of each participating broker-dealer,

• the number of shares involved,

• the price at which the shares were sold,

• the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

• a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

• any other facts material to the transaction.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.

We have informed the control persons that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. Regulation M precludes persons participating in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed distribution participants that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Penny Stock Regulation. Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

(1)	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(2)	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

(3)	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

(4)	a toll-free telephone number for inquiries on disciplinary actions;

(5)	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(6)	such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

     Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

• the bid and offer quotations for the penny stock;

• the compensation of the broker-dealer and its salesperson in the transaction;

• the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

• monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Item 9. Legal Proceedings.

The officers and directors of the Company certify that to the best of their knowledge, neither the Company nor any of its officers and directors are parties to any legal proceeding or litigation. Further, the officers and directors know of no threatened or contemplated legal proceedings or litigation. None of the officers and directors has been convicted of a felony and none have been convicted of any criminal offense, felony or misdemeanor relating to securities or performance in corporate office. To the best knowledge of the officers and directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at this time.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

The following table sets forth the name, age, and position of each executive officer and director of the Company as of September 30, 2002. No director of the Company is or has been a director or executive officer of any other company registered under the Securities Exchange Act of 1934. Further, no director, executive officer, promoter or control person of the Company has in the past five years been involved in any bankruptcy, criminal proceedings or securities infractions.

NAME	AGE	POSITION

Gary L. Boyd 11649 E. Cortez Drive Scottsdale, AZ 85259	55	Co-chairman of the Board of Directors, Director, President and Secretary

Robert E. Mathews 242 Kings Road Lewisburg, KY 42256	56	Co-chairman of the Board of Directors, Director, Chief Financial Officer/Treasurer

Stephen J. Kay 7950 E. Acoma Drive, Suite 211 Scottsdale, AZ 85260	51	Director; Audit Committee member

Barry D. Rayment 645 Sleepy Hollow Lane Laguna Beach, CA 92651	57	Director; Audit Committee member

Charles H. Wells 2445 Happy Hollow Road Hopkinsville, KY 42240	53	Director; Audit Committee member

Directors Boyd and Mathews have served since April 7, 1999. Directors Kay, Rayment and Wells were elected on March 4, 2002. The executive officers were elected on April 7, 1999, and will serve until their respective successors are elected and qualified.

The Board of Directors does not have a Compensation or a Nominating Committee.

The Company has not purchased Directors and Officers insurance, and has no current plans to purchase such insurance.

The principal occupation and business experience during the last five years for each of the directors or executive officers of the Company are as follows:

GARY L. BOYD — PRESIDENT, DIRECTOR, CO-CHAIRMAN OF THE BOARD

Mr. Boyd has been the President and Secretary of the Company since its inception. From 1992 to November 1996 Mr. Boyd was employed by South American Mining & Minerals LLC, a company engaged in gold exploration, as the manager of gold recovery operations in Venezuela and Bolivia. Since November 1996, Mr. Boyd has been assessing mining properties for their eventual sale or transfer to the Company. From 1977 to 1992 Mr. Boyd was employed by Digital Equipment Corporation in various positions, such as District Personnel Manager, Regional Human Resource Manager, U.S. Area Employee Relations Manager. Mr. Boyd has a Bachelor of Arts degree from Western Kentucky University. Since June 2001, Mr. Boyd has been involved with the management of a hotel in Tucson, Arizona for Western American Lodging. Mr. Boyd has no professional training or technical credentials in the exploration, development or operations of mines. Mr. Boyd spent approximately 75-80% of his time working on the Company’s affairs in 2002.

ROBERT E. MATHEWS — CHIEF FINANCIAL OFFICER, TREASURER, DIRECTOR,
CO-CHAIRMAN OF THE BOARD

From January 1994 to November 1996 Mr. Mathews of Owensboro, Kentucky, was self-employed, working with Mr. Boyd in locating and acquiring properties in Bolivia for transfer or sale to the Company. From 1988 to 1995, Mr. Mathews was a stockbroker in Owensboro, KY with Advest Inc., a regional brokerage firm. Prior to 1988, Mr. Mathews was an Account Executive with Merrill Lynch in Owensboro, KY. Mr. Mathews has a Bachelor of Science in Business from Western Kentucky University. Since November 1996, Mr. Mathews has served as Chief Financial Officer/Treasurer of the Company. Mr. Mathews has no professional training or technical credentials in the exploration, development or operations of mines. Mr. Mathews spent approximately 90-95% of his time working on the Company’s affairs in 2002, and has no responsibilities with other companies.

STEPHEN J. KAY — DIRECTOR

Mr. Kay is a geologist with 29 years of gold exploration experience in Europe, South Africa, South America and the United States. Continuously since September 1993, Mr. Kay has been full-time President/CEO/CFO and a director of International (formerly Ecuadorian) Minerals Corporation, a Toronto (“TSX”) and Zurich (“SWX”) listed public company which carries out exploration for gold and silver deposits in South America, principally Ecuador and Peru. From January 1995 until November 2000, Mr. Kay was also President and a director of Aranlee Resources Corp., then a Vancouver Stock Exchange-listed mineral exploration company which merged in November 2000 with a private USA technology company to form the TSX Venture Exchange-listed company, EPICentrix Technologies Inc. Mr. Kay is currently a director of EPICentrix. He is also a current non-executive director of Arizona Star Resources, Consolidated Puma Minerals Corp., and Victoria Resources (all Canadian junior public companies involved in the gold exploration industry and all listed on the TSX Venture Exchange). In addition he is part owner, General Manager, Secretary, Treasurer and a director of the private U.S. management company, International Resource Management Corp. Mr. Kay spent less than 5% of his time working on the Company’s affairs in 2002.

BARRY D. RAYMENT — DIRECTOR

Dr. Rayment is a mining geologist with 31 years of experience in base and precious metal exploration throughout Europe, the Americas and countries of the C.I.S. He obtained his Ph.D. in Mining Geology at the Royal School of Mines, University of London. Since July 1993 Dr. Rayment has been the owner and full time President of Mining Assets Corporation, a private Arizona corporation. The company provides geological/technical consultancy services to exploration and mining companies operating chiefly in South America and countries of the CIS. Principal clients include Bema Gold Corporation (TSE), International (formerly Ecuadorian) Minerals Corporation (TSE), European Minerals Corporation (TSE) and Southern Metals Corporation (a Vancouver stock exchange company) until its merger in November 2000 with a technology company to form TSX Venture exchange listed EPICentrix Technologies Inc. In August 1996 Dr. Rayment became part owner and President of Dragon Management USA Inc., a Nevada corporation (now renamed International Resource Management Corporation). The company provides administrative and management services to companies in the mining industry. Current directorships of public companies held include Bema Gold Corporation, International Minerals Corporation, European Minerals Corporation (all

TSE companies) and Arizona Star Resource Corporation (TSX Venture Exchange). Dr. Rayment spent less than 5% of his time working on the Company’s affairs in 2002.

CHARLES H. WELLS — DIRECTOR

Mr. Wells has been active in both wholesale and retail businesses in Kentucky for the last 35 years. He was associated with H&M Wholesale from 1967-1989. H&M Wholesale distributes candy and cigarette products. Mr. Wells owned and operated two Save-A-Lot grocery retail stores from 1989- 1994. Since 1994, he has served as president of Tobacco Patch Corporation, an eleven store chain for retail tobacco products. Mr. Wells has no technical training or professional credentials in the exploration, development or operations of mines. Mr. Wells spent approximately 10% of his time working on the Company’s affairs in 2002.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following table shows each “beneficial owner” of more than 5% of our Common Stock as of December 31, 2002. “Beneficial ownership” include shares over which a person has sole or shared voting or investment power, as well as all shares underlying options that are exercisable within sixty days. On December 31, 2002, the Company had issued and outstanding 10,437,826 shares of common stock. When we calculate the percentage ownership of any person who holds options, the number of shares into which those options may be converted are added to the number of issued and outstanding shares (these shares are not counted, however, when calculating the percentage ownership of any other person). Counting each share only once, and assuming the conversion of all options used in calculating individual percentages, the aggregate number of shares of Common Stock beneficially owned by the persons named in this table is 8,494,871 shares, or 81.39% of all outstanding shares.

	Amount and Nature of "Beneficial Ownership"

					Total Sole and
					Shared Voting and
	Sole Voting and	Shared Voting and		Options	Investment Power	Percent
Name and Address	Investment Power	Investment Power		(2)	(Including Options)	of Class

Gary L. Boyd 11649 E. Cortez Drive Scottsdale, AZ 85259	1,191,828	0		200,000	1,391,828	13.33%

Robert E. Mathews 242 Kings Road Lewisburg, KY 42256	570,706	1,395,000	(3)	275,000	2,240,706	21.47%

W.C. McCaslin 30501 Green Valley Road Gravois Mills, MO 65037	1,141,883	0		0	1,141,883	10.94%

Charles H. Wells (1) 2445 Happy Hollow Road Hopkinsville, KY 42240	3,215,943	0		0	3,215,943	30.81%

Jack Wells 991 West 1st Street Owensboro, KY 42301	504,511	1,395,000	(3)	0	1,899,511	18.20%

(1)	Certain shareholders have extended loans to the Company which may be converted to stock. As of October 15, 2002, all except Peter C. Ellsworth had elected to convert loans to Stock. See “Item 17. Management’s Discussion and Analysis or Plan of Operation.” and “Item 20. Market for Common Equity and Related Stockholder Matters.”

(2)	All options are fully vested and are exercisable in accordance with their terms. The options do not provide for an expiration date. The Company has outstanding 481,000 options on its Common Stock. In October 2002, the Company adopted a written Omnibus Compensation Plan, a copy of which is filed herewith as Exhibit 10.12.

(3)	These 1,395,000 shares are held jointly by Robert Mathews and Jack Wells.

The following table shows the beneficial ownership of our directors and executive officers as of December 31, 2002. The manner in which the percentage ownership has been calculated is the same as that used above with respect to our 5% beneficial owners. Counting each share only once, and assuming the conversion of all options used in calculating individual percentages, the aggregate number of shares of Common Stock beneficially owned by the persons named in this table is 6,848,477 shares, or 65.61% of the outstanding shares of that class.

	Amount and Nature of "Beneficial Ownership"
				Total Sole and
				Shared Voting and
	Sole Voting and	Shared Voting and	Options	Investment Power	Percent
Name and Address	Investment Power	Investment Power	(3)	(Including Options)	of Class

Gary L. Boyd (1) 11649 E. Cortez Drive Scottsdale, AZ 85259	1,191,828	0	200,000	1,391,828	13.33%

Robert E. Mathews (2) 242 King Road Lewisburg, KY 42256	570,706	1,395,000	275,000	2,240,706	21.47%

Stephen J. Kay 7950 E. Acoma Drive Suite 211 Scottsdale, AZ 85260	0	0	0	0	0

Barry D. Rayment 645 Sleepy Hollow Lane Laguna Beach, CA 92651	0	0	0	0	0

Charles H. Wells 2445 Happy Hollow Road Hopkinsville, KY 42240	3,215,943	0	0	3,215,943	30.81%

(1)	Director, President & Secretary

(2)	Director, Chief Financial Officer/Treasurer

(3)	All options are fully vested and are exercisable in accordance with their terms. The options do not provide for an expiration date. The Company has outstanding 481,000 options on its Common Stock. In October 2002, the Company adopted a written Omnibus Compensation Plan, a copy of which is filed herewith as Exhibit 10.12.

Item 12. Description of Securities.

The authorized share capital of the Company consists of 100,000,000 shares of Common Stock, at $0.001 par value, and 5,000,000 shares of Preferred Stock at $0.001 par value. The Company does not have any other classes of shares authorized. As of December 31, 2002, the Company had a total of 10,437,826 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders except that cumulative voting in the election of directors is required. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable. The issuance of Common Stock or of rights to purchase Common Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

Preferred Stock

The Articles of Incorporation of the Company authorize the Board of Directors to issue by resolution 5,000,000 shares of Preferred Stock, in classes, having such designations, preferences, rights and limitations and on such terms and conditions as the Board of Directors may from time to time determine, including the rights, if any, of the holders of such Preferred Stock with respect to voting, dividends, redemptions, liquidation and conversion. As of December 31, 2002, no series of Preferred Stock was designated, and no preferred shares were issued. Furthermore, no series of Preferred Stock was designated and no shares were issued through the filing of this registration statement.

Options

From February 1998 through September 2000, the Company issued a total of 481,000 options at exercise prices of either $0.10 per share (for a total of 475,000 options) or $0.48 per share (for a total of 6,000 options). The Company employed neither a valuation professional nor a mathematic valuation model in determining the number of options to be granted or the exercise price. Rather, the number of options granted and the exercise price were determined by the Board of Directors as a result of the need to retain the services of the option recipients during periods when the Company was largely without ready capital. To the extent the options were granted to either Mr. Boyd or Mr. Mathews, it cannot be assumed that they were dealing with the Company on an arms-length basis, and it would be inappropriate to assume that the number of options granted where the exercise price was set on other than an arbitrary basis.

In October 2002, the Company adopted a formal Omnibus Compensation Plan. All options granted prior to this date were done other than pursuant to a written option plan. All previously granted options were canceled and reissued on the terms set forth below. A copy of the Omnibus Compensation Plan pursuant to which these options were granted is filed herewith as Exhibit 10.12. The exercise price of the options previously priced at $0.10 per share was set at $0.35 per share in order to mirror the offering price for shares pursuant to this option. The exercise price of the options granted under the Omnibus Compensation Plan is subject to increase to match the actual sale price of shares sold by the Company pursuant to this offering. However, the option exercise price will not be less than $0.35 per share. Please see “Item 5. Determination of Offering Price” above with respect to the determination of the initial offering price of $0.35 per share. The number of options granted under the omnibus compensation plan was identical to that previously issued.

As of the date of this prospectus, the Company has granted options as follows:

Option Holder	Date of Original Grant	Number of Options	Expiration Date	Exercise Price

Gary L. Boyd	February 1998	200,000	None	$0.35/share
Robert E. Mathews	February 1998	275,000	None	$0.35/share
Robert Ryan	September 2000	5,000	None	$0.48/share
George Zajacek	September 2000	500	None	$0.48/share
Ronald Holler	September 2000	500	None	$0.48/share

Item 13. Interest of Named Experts and Counsel.

No expert or counsel involved in this transaction has any interest in the transaction, and their compensation is not contingent upon the success or failure of the offering.

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Our Articles of Incorporation provide, among other things, that the Company shall, to the fullest extent permitted by the corporate law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our Bylaws also provide that our officers and directors shall be indemnified and held harmless by us to the full extent permitted by applicable law as it presently exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Organization Within Last Five Years.

On November 15, 1999, the Company purchased the shares of Britt Minerals, Inc. from Garry J. Carlson and Peter C. Ellsworth, former directors of the Company. Pursuant to the Agreement, Messrs. Carlson and Ellsworth have each been issued 300,000 shares of Common Stock of the Company. In addition, Messrs. Carlson and Ellsworth will each receive a royalty of .75% (1.5% total) of the value of all diamonds produced from the properties of Britt Minerals, Inc.

Item 16. Description of Business.

Corporate History

As used herein, the term “Company” refers to Delta International Mining and Exploration, Inc., a corporation incorporated under the laws of Nevada on February 25, 1998 under the name Behmen Group, Ltd. On May 18, 1999, the Company changed its name to Delta International Mining and Exploring, Inc. by filing of its Certificate of Amendment of Articles of Incorporation. On June 30, 1999, the Company changed its name to Delta International Mining and Exploration, Inc. by filing of its Certificate of Amendment of Articles of Incorporation. (The Company’s Articles of Incorporation are filed herewith as Exhibit 3.1, and all amendments thereto are filed herewith as Exhibit 3.3). The Company is engaged in the exploration of precious mineral resource properties through subsidiaries. The Company is an exploration stage company and there is no assurance that a commercially viable mineral deposit exists in any of its properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of any post-exploration action.

The Company has these subsidiaries: Global Gold Inc. (“Global”), Britt Minerals, Inc. (“Britt Minerals”) and Global Gold Inc., S.A. (“Global S.A.”). All Britt Minerals and Global shares are held directly by the Company. With the exception of two shares, which represent .02% of the issued and outstanding shares, all of the shares of Global S.A. are held by Global. Global S.A. is in the business of exploring for diamonds and gold in Bolivia. Global has no activities except as the record shareholder of Global S.A. Britt Minerals is in the business of exploring for diamonds in Montana.

On February 25, 1998, the Company completed a private placement of 2,996,000 shares of its Common Stock, at a price of $0.001 per share, resulting in gross proceeds of $2,996. The proceeds were used for the incorporation and startup costs of the Company. On March 8, 1999, an aggregate of 2,450,000 shares of common stock were surrendered for cancellation pursuant to written agreements made the same date.

On April 19, 1999, the Company purchased all of the issued and outstanding shares of Global (a Bahamian corporation incorporated on November 8, 1996). A copy of the Share Exchange Agreement between the Company and Global is filed herewith as Exhibit 10.1, which includes the names of the shareholders of Global and the number of shares purchased from each. The consideration was the issuance of 3,976,250 shares of Common Stock of the Company to the shareholders of Global. With this transfer of Company stock to Global shareholders, those shareholders acquired 87.9% of the Company’s issued and outstanding stock, the net effect of which was Global’s shareholders acquiring control over the Company. In light of this transfer of control, the transaction has been accounted for as a reverse acquisition, and the purchase method of accounting has been applied. Under this reverse acquisition accounting treatment, Global is considered to have acquired the Company with the results of any Company activities from the date of acquisition being consolidated with those of Global. Prior to April 19, 1999, the Company had no activities. The properties of Global S.A. are subject to a 2% gross overriding royalty in favor of Front Range Exploration Corp. (“Front Range”) on all diamonds produced from the properties in Bolivia.

In April 1999, the Company issued 705,000 shares of its Stock for cash and receivables from shareholders at $0.57 per share. In November 1999, the Company issued 600,000 shares of common stock for the purchase of Britt Minerals at $0.48 per share. In December 1999, the Company issued 300,000 shares of common stock for services at $0.48 per share. On March 31, 2000, the Company completed a private placement of 100,000 shares of its common stock at a price of $0.48 per share for proceeds to the Company of $48,000. On June 30, 2000, the Company completed a private placement of 29,167 shares of its common stock at a price of $0.48 per share for proceeds to the Company of $14,000. On September 30, 2000, the Company completed a private placement of 20,833 shares of its common stock at a price of $0.48 per share for proceeds to the Company of $10,000. In all instances where the Board of Directors has sought to raise additional funding by sales of equity, it considered the amounts necessary and the decisions of investors to achieve a significant equity position in return for risk capital. It also considered the need to limit dilution of current shareholders. All participants in any round of funding purchased shares at the same price. Shares were sold at prices believed fair by the Board of Directors.

On October 15, 1999, the Company entered into an agreement with Peter C. Ellsworth and Garry J. Carlson for the purchase of all of the issued and outstanding shares of Britt Minerals, Inc. (a copy of this agreement is filed herewith as Exhibit 10.2). The purchase was completed on November 15, 1999. The consideration for the purchase was the issuance of 600,000 shares of Common Stock of the Company. The properties of Britt Minerals Inc. are subject to a 1.5% gross overriding royalty in favor of its original shareholders on all diamonds produced from the properties in Montana.

Colin Little, in consideration for professional services rendered to the Company relating to the identification of possible exploration properties in Bolivia, has been issued a total of 325,000 shares of Company stock. These shares were issued 300,000 on December 29, 1999, and an additional 25,000 shares on September 30, 2000. At the request of Mr. Little, the titleholder of 300,000 of these shares is Front Range Corporation (of which Mr. Little is the sole shareholder), while 25,000 are in the name of Mr. Little himself.

As of September 30, 2001, the Company had issued and outstanding 5,839,250 shares of common stock. From that date through September 30, 2002, no additional shares were issued. In October 2002, certain shareholders elected to convert their loans into shares. Please see “Item 17. Management’s Discussion and Analysis or Plan of Operation.” and “Item 20. Market for Common Equity and Related Stockholder Matters.”

On August 24, 2001, the Company filed a Form 15 with the Securities and Exchange Commission. The effect of this filing, once declared effective by the Securities and Exchange Commission, was to terminate the obligation of the Company to file periodic reports and otherwise comply with the disclosure obligations of the Securities Exchange Act of 1934. A copy of the Form 15 is attached as Exhibit 99.2 hereto.

Mineral Exploration and Risks

The Company may conduct mineral exploration on its claims or leased properties, or enter into joint ventures with mining companies with greater resources, or sell the properties to other mining companies. Any mineral exploration to be done by the Company will require substantial investment, for which funds will be needed and obtained, possibly, by borrowing, or through public or private offering(s) of securities, either debt or equity.

The properties are exploration properties and do not have any proven mineral reserves. Should mineral reserves be discovered on the properties, it is anticipated that the minerals would be predominantly gold in the case of the Robert and Illimani Property and diamonds in the case of the Independencia and Montana properties. See “Item 18. Description of Properties.”

Exploration for natural resources involves a high degree of risk. Few properties which are explored are ultimately developed into producing properties. The Company’s exploration activities may not result in any discoveries of commercial bodies of ore or diamonds. The long term profitability of the Company’s activities will be in part directly related to the cost and success, if any, of its exploration programs, which may be affected by a number of factors. Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources, and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, resources may not be discovered in sufficient quantities to justify future commercial operations and the funds required for future activities may not be obtained on a timely basis. Because of these risks, the long-term profitability of the Company may depend on the Company’s ability to profitably sell its exploration properties either during or subsequent to the exploration phase.

Our proposed exploration work in Montana can only be performed approximately eight months out of the year. This is because rain and snow cause roads leading to our claims to be impassable during four months of the year. When roads are impassable, we are unable to work and generate income. In Bolivia, our exploration work can be performed all months of the year.

Even a combination of experience, knowledge, and careful evaluation may not be able to overcome the many risks involved in exploration for natural resources. Activities in which the Company has a direct or indirect interest will be subject to all the hazards and risks normally incident to exploration for resources, any of which could result in work stoppages, damage to persons or property, and possible environmental damage. The Company does not currently carry liability insurance and may be found liable for certain matters that may have a material adverse effect upon its financial condition. In the event the Company does obtain liability insurance in an amount which it considers adequate, the nature of these risks is such that liabilities might exceed policy limits, the liabilities and hazards might not be insurable risks, or the Company might not elect to insure itself against such liabilities due to the high premium costs or other reasons, in which event the Company could incur significant costs that could have a material adverse effect upon its financial condition.

All phases of the Company’s business are subject to environmental regulation. Generally, environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. Future changes in environmental regulation may adversely affect the Company’s business. Exploration permits are required for drilling and any major surface disturbance. Given the early stage of exploration, it is premature to discuss the specifics of the environmental permitting process, since the size, type, and existence of an economic diamond source or ore body has not been and may never be defined.

The Company at the present time does not intend to obtain any title opinions and will instead rely on its own searches. Our title to such concessions may therefore be challenged or impugned in the future. In some countries, the system for recording title to the rights to explore, develop, and mine natural resources is such that a title opinion provides only minimal comfort that the holder has title.

The Company’s revenues, if any, are expected to be in large part derived from the extraction and sale of diamonds and base and precious metals such as gold and silver, if any such diamonds or metals are found as a result of the Company’s exploration activities. The price of those commodities has fluctuated particularly in recent years, and is affected by numerous factors beyond the Company’s control including international, economic, and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumption patterns, speculative activities, and increased production due to new extraction technologies and improved extraction and production methods. The effect of these factors on the price of diamonds and base and precious metals, and therefore the economic viability of any of the Company’s exploration projects, cannot accurately be predicted.

There are many individuals and companies that are engaged in the mineral exploration business, some of which are very large, established companies with substantial capabilities and long earning records. The Company may be at a competitive disadvantage in acquiring mineral exploration properties or in purchasing, leasing, or obtaining equipment since it must compete with these individuals and companies, most of which have greater financial resources and larger technical staffs than the Company. The Company may be unsuccessful in prospecting for or acquiring additional exploration properties or arranging for their exploration, which may adversely affect the Company’s future ability to continue as a going concern.

Water is essential in all phases of the exploration of mineral properties and the milling of any ore obtained as a result. Water is available in sufficient quantities on the properties of the Company and management does not expect that water supply will present any significant difficulties.

Mineral Industry to Bolivia

In 1985, in an effort to establish a free market economy, Bolivia implemented political, judicial and economic structural reforms. Bolivia has based its policies on sustainable development through economic stability. Socialist policies of the past proved to be unworkable on an economic and social level, so in recent years, mines and concessions were auctioned. Some of the main features of the economic climate of Bolivia are as follows: one exchange rate, attractive labor rates, no restriction nor taxes on capital entering or leaving the country, profit remittance unrestricted with tax on dividends only 13%, no restriction on imports, no discrimination against foreign ownership with 100% ownership permitted, and no expropriation unless it is of national interest and not without fair compensation. In addition, the 1999 inflation rate of 3.13% was one of the lowest in South America.

In 1997, Bolivia adopted a new mining code. Concessions are measured in quadrants 500 meters square (25 hectares or 60 acres) and are positioned on government maps according to the Global Positioning System (GPS). Under the new system there is very little potential for disputes over property boundaries or priority of application. Concessions can be maintained indefinitely by paying an annual tax that amounts to US $0.40 per acre.

Employees

As of the date of this registration statement, the Company has two employees but employs only one on a full time basis. This person is Robert E. Mathews, the chief financial officer of the Company. The Company does not intend to hire any additional full-time employees over the next 12 months and intends to hire technical staff to carry out its projects on a temporary basis as such staff are required.

The Company has not paid dividends in the past and it does not expect to have the ability to pay dividends in the near future. If the Company generates earnings in the future, it expects that they will be retained to finance further growth and, when appropriate, retire debt. The Directors of the Company will determine if and when dividends should be declared and paid in the future based on the Company’s financial position at the relevant time. All of the Company’s shares of Common Stock are entitled to an equal share in any dividends declared and paid.

Item 17. Management’s Discussion and Analysis or Plan of Operation.

Since inception, the Company’s capital resources have been limited. For the years ended September 30, 2001 and September 30, 2002, current liabilities and current assets were as follows:

Year Ended	Current Liabilities	Current Assets

September 30, 2001	$272,183	$9,033
September 30, 2002	$661,076	$8,041

For the quarter ended December 31, 2002, current liabilities were $299,710 and current assets were $1,543.

The Company will have to raise additional funding for its operations over the next twelve months. The Company has no current operations from which revenue will be generated in the near future. The Company has had to rely upon the sale of equity securities and shareholders’ loans for cash required to fund the administration and operations of the Company. For the period from its inception to September 30, 2002, the Company had a deficit of $3,877,947. From the inception of Global on November 8, 1996 to September 30, 1999, the Company, on a consolidated basis with Global, had expended $643,798 on wages and salaries, $93,961 on professional fees, $606,943 on exploration expenses and $60,344 on administrative expenses. These expenses have continued to accumulate as follows:

	Wages &	Professional	Exploration	Administrative
	Salaries	Fees	Expenses	Expenses

Nov. 8, ’96 to Sept. 30, ’00	$1,171,610	$370,387	$625,948	$134,935
Nov. 8, ’96 to Dec. 31, ’00	$1,255,210	$374,382	$625,948	$148,694
Nov. 8, ’96 to Mar. 31, ’01	$1,322,610	$398,127	$626,348	$159,638
Nov. 8, ’96 to June 30, ’01	$1,374,010	$410,939	$627,348	$160,956
Nov. 8, ’96 to Sept. 30, ’01	$1,442,010	$483,039	$627,348	$176,665
Nov. 8, ’96 to Dec. 31, ’01	$1,479,510	$537,308	$627,348	$184,894
Nov. 8, ’96 to Mar. 31, ’02	$1,479,510	$569,933	$630,065	$186,856
Nov. 8, ’96 to June 30, ’02	$1,498,398	$655,574	$630,065	$191,050
Nov. 8, ’96 to Sept. 30, ’02	$1,513,398	$756,923	$630,364	$208,424
Nov. 8, ’96 to Dec. 31, ’02	$1,540,398	$802,656	$671,768	$209,020

Effective April 19, 1999, the Company completed the acquisition of all of the outstanding shares of common stock of Global in exchange for the issuance of 3,976,250 shares of Common Stock of the Company. As the Global shareholders obtained effective control of the Company through the exchange of their shares of Global for shares of the Company, the acquisition has been accounted for as a reverse acquisition. Consequently, the consolidated statements of operations and changes in shareholders’ equity (deficit) and cash flows reflect the results from operations and changes in financial position of Global, the legal subsidiary, for the year ended September 30, 2001 combined with those of the Company, the legal parent, from the date of acquisition on April 19, 1999, in accordance with generally accepted accounting principles for reverse acquisitions. In addition, the comparative figures are those of Global, the legal subsidiary.

On November 15, 1999, the Company completed the purchase of all of the issued and outstanding shares of Britt Minerals, Inc. in consideration of the issuance of 600,000 shares of Common Stock of the Company. The operations of Britt Minerals, Inc. appear in the consolidated financial statements for the years ending September 30, 2000 and 2001 and all subsequent quarters.

The Company’s fiscal year end is September 30. The following is a summary of certain selected financial information for the fiscal years ended September 30, 2001 (audited) and September 30, 2002 (audited) and for the fiscal quarters ended December 31, 2001 (unaudited) and December 31, 2002 (unaudited). Reference should be made to the financial statements included in this registration statement to put the following summary in context. All dollar figures referred to in this section relating to the Company are listed in US dollars unless otherwise noted.

	Fiscal Year Ended	Fiscal Year Ended
	September 30, 2002	September 30, 2001
	(audited)	(audited)

Revenues	$—	$—
(Loss) from operations	$(380,047)	$(426,183)
(Loss) per common share	$(.09)	$(.09)
Working capital (deficiency)	$(653,035)	$(263,150)
Total assets	$204,018	$206,690
Long-term obligations	$1,312,628	$1,197,433

	Fiscal Quarter Ended	Fiscal Quarter Ended
	December 31, 2002	December 31, 2001
	(unaudited)	(unaudited)

Revenues	$—	$—
(Loss) from operations	$(114,733)	$(99,997)
(Loss) per common share	$(.01)	$(.02)
Working capital (deficiency)	$(298,167)	$(390,813)
Total assets	$197,520	$201,685
Long-term obligations	$180,820	$1,204,883

The Company has received loans from certain of its shareholders during the last two fiscal years, with the total principal increasing as follows:

Year Ended	Total Principal

September 30, 2001	$1,197,433
September 30, 2002	$1,549,353

Total principal decreased to $317,545 for the fiscal quarter ended December 31, 2002.

The amount due to shareholders is unsecured with interest payable at the rate of 8% per annum. As of September 30, 2002, accrued interest on these loans was $327,478. No interest has been paid on these notes.

In October 2002, certain shareholders elected to convert their loans into shares with interest accrued through August 31, 2002. The Company has agreed to issue shares as follows:

Name	Principal and	Shares Issued
Accrued Interest

Gary Boyd	$140,000 principal	494,328 shares(1)
$33,015 interest
Robert Mathews	$166,000 principal	570,706 shares(1)
$33,747 interest
W.C. McCaslin	$100,000 principal	444,383 shares
$55,534 interest
Jack Wells	$100,000 principal	439,511 shares
$53,829 interest
Henry Morris	$50,000 principal	218,000 shares
$26,300 interest
Charles Wells	$747,882 principal	2,390,943 shares
$88,947 interest
Garry Carlson	$12,000 principal	40,705 shares
$2,247 interest

(1) Shares of restricted stock

These issuances increased the number of issued and outstanding shares to 10,437,826. Copies of these shareholders’ note conversion agreements are attached as Exhibit 10.13.

On June 5, 2002, payment was demanded by Peter C. Ellsworth on certain shareholder notes in the amount of $25,578. The Company did not repay the amount demanded because the notes in question had not yet come due. On December 31, 2002, certain notes held by Ellsworth came due in the amount of $136,725, with $39,532 of accrued interest. The Company has not made payment on the notes as of the date of this prospectus.

Additional information regarding notes payable can be found at Note G of the audited financial statements incorporated herein for the years ended September 30, 2002 and 2001, at Note E of the unaudited financial statements incorporated herein for the quarter ended December 31, 2002 and at Exhibit 99.3.

RESULTS OF OPERATIONS

During the fiscal year ended September 30, 1999, the Company completed the acquisition of all of the issued and outstanding shares of Global. As a result of this acquisition, the Company’s financial statements have been consolidated with those of Global. At the time of the acquisition, Global was an exploration company with operations in Bolivia. From November 1996 to April 19, 1999, Global’s subsidiary Global S.A. had conducted a gold exploration on the Madre de Dios River near Sena, Bolivia. At the time of the acquisition, Global had a net operating loss of $732,064. The loss was attributable to the cost of acquiring machinery and equipment including the gold dredges ($420,000), exploration expenses ($179,385) and administration expenses ($40,286).

From June 1998 to September 30, 1999, the Company advanced $143,750 to Britt Minerals, Inc. in order to fund the operations of Britt Minerals, Inc. This amount was consolidated on the financial statements of the Company when it acquired the shares of Britt Minerals, Inc. on November 15, 1999 and is not required to be repaid.

The shareholders of Britt Minerals, Inc., at the time of the acquisition by the Company, were Peter Ellsworth and Garry J. Carlson. At the time the Company initially agreed to acquire the shares of Britt Minerals, Inc., Mr. Ellsworth was not a director of the Company. At the request of the Company, Mr. Ellsworth became a director prior to the completion of formal documentation for the acquisition in October of 1999. Therefore, at the time of the acquisition, Mr. Ellsworth was a director of the Company and not dealing at arm’s length. Mr. Carlson was dealing at arm’s length with the Company at the time of the acquisition. The funds advanced to Britt Minerals, Inc. by the Company were used to finance geological exploration ($41,221), to finance contract services with Peter Ellsworth and Garry J. Carlson ($28,801), for field expenses and supplies ($13,305), and for claim fees ($53,482). The balance of $6,941 was used for miscellaneous amounts including travel and promotion, memberships and publications.

The Company, through Global S.A., owns two exploration dredges, along with related equipment including four boats / motors, two welders and welding equipment, tools, suction pipe, radio system, spare parts and miscellaneous equipment. The cost of the exploration dredges and related equipment was approximately $294,000, which was paid for by the issuance of 2,940,000 shares of Global at a deemed price of $0.10 per share. The share issuance was made to Gary L. Boyd and Robert Mathews, executive officers of the Company who were at the time of the issuance not dealing at arm’s length with the Company, as well as to W.C. McCaslin and Charles Wells.

Due to the lack of any revenues, the Company incurred cumulative losses during the past two fiscal years as follows:

Year Ended	Amount

September 30, 2001	$3,371,187
September 30, 2002	$3,877,947

Cumulative losses increased to $4,000,773 for the fiscal quarter ended December 31, 2002.

Consequently, there has been substantial doubt about the Company’s ability to continue as a going concern. This doubt was noted in the report of the independent auditors on the Company’s financial statements for the fiscal year ended September 30, 1999, which audit was performed by Berthin Amengual & Asociados (La Paz, Bolivia). This doubt continues, and is noted by the Company’s current independent auditors, Carpenter, Mountjoy and Bressler, PSC (Louisville, Kentucky) for the fiscal years ended September 30, 2001 and September 30, 2002. The Company requires additional financing to undertake the exploration programs described herein. If it is unable to obtain such financing it may be unable to engage in the exploration programs.

During the last two fiscal years, the Company’s working capital deficiency was:

Year Ended	Amount

September 30, 2001	$(263,150)
September 30, 2002	$(653,035)

The working capital deficiency increased to $298,167 for the fiscal quarter ended December 31, 2002.

Item 18. Description of Property.

Mineral Properties of Global S.A.

Since November 16, 1996, Global’s subsidiary, Global S.A., has conducted gold exploration on its properties on the Madre de Dios River (“River”) near Sena, Bolivia. The River is a substantial tributary in the Amazon River drainage basin. In this operation two dredges have been used for exploration. Global S.A. does not have any property interest in the River but has obtained a permit from the Bolivian government for its exploration. A map showing the Bolivian properties is attached as Exhibit 99.4.

Illimani Property

Global S.A. owns a 100% interest in the Charles Concessions (the “Illimani Property”) located approximately 65 kilometres by gravel road east of La Paz, Bolivia. The concessions are located in the high alpine at an elevation of 4,000 metres. The gravel road out of La Paz eastbound is maintained on a regular basis and traveled daily by buses and large trucks year-round. These concessions are approximately 3,828 acres.

Proposed Work Program

The Company plans to build a tent camp on the property and use local labor to trench the northern anticline. Limited hand trenching should determine if the location would warrant the expensive road construction for further mechanized trenching and drilling. Geological traverses will be made over the features on the property believed to be causing the geochemical anomalies. The results of the trenching program will determine whether a drill program is warranted. The cost of the trenching program is estimated to be $10,000, and the cost of the traverse is estimated to be $1,000. The work program is expected to commence in mid 2003.

Independencia Concessions

The Company owns a 100% interest in the Independencia Concessions encompassing an area of 4,775 hectares or 11,794 acres located approximately 100 kilometres directly south east of La Paz in the department of Cochabamaba. The Independencia Concessions consist of the Independencia II, V, VI, VII and VIII concessions. Global S.A. plans a work program consisting of ground magnetics, detailed geologic mapping and rock sampling during 2003, at a cost of $35,000 to test the concessions for kimberlite. Access is via the La Paz-Oruro road and maintained dirt roads. The property is accessible throughout the year, and total travel time from La Paz is 8 hours.

Robert Property

The Company owns a 100% interest in the Robert Property. The Robert Property is located 80 kilometres by paved highway south of La Paz, Bolivia. The property is 2,350 hectares, consisting of approximately 80% rocky outcrop or shallow soils. Access is via the La Paz-Oruro road. The property is accessible throughout the year.

Royalty Agreement

In consideration for the location of the above mineral properties in Bolivia, Global S.A. has entered into an agreement in writing dated April 19, 1999 with Front Range Exploration Corp. of the Turks and Caicos Islands for the grant of a gross overriding royalty of 2% of the value of all diamonds produced from the properties of Global S.A. located by Front Range Exploration Corp. In addition the Company has issued 300,000 shares of Common Stock to Front Range Exploration Corp.

Britt Minerals, Inc.

Pursuant to an agreement in writing dated October 15, 1999, Global has acquired all of the shares of Britt Minerals, Inc. Britt Minerals, Inc. is the registered owner of diamond exploration properties in Montana. A map of the Montana properties is attached as Exhibit 99.5.

The consideration for the transfer was the issuance of 600,000 shares of Common Stock of the Company. Further, the sellers, Garry Carlson and Peter Ellsworth shall receive a gross overriding royalty of 1.5% of the value of all diamonds produced from the properties.

Diamond Exploration

Primary diamond deposits are mined from either kimberlite or lamproite rock, which originate deep beneath the earth’s crust. Diamonds exist more than 100 km depth, within the earth’s mantle,

and are transported to the earth’s surface by extremely rapid volcanic eruptions, which form rare kimberlite and lamproite pipes. Diamond exploration focuses on the search for these pipes, which are subsequently tested for the presence of diamonds and diamond indicator minerals. Discovering kimberlites and lamproites is the first step to finding valuable diamond deposits. Kimberlites host the most common type of commercial hardrock diamond deposits. Approximately 12% of all known kimberlites contain diamonds, while 2% contain economic quantities.

Montana Diamond Exploration Properties

Britt Minerals, Inc. controls 17 mineral properties across six areas in Montana. These areas are Bearmouth, Highwood Mountains, Sweetgrass Hills, Missouri River Breaks, Grassrange and Porcupine Dome.

The table below lists all properties owned by Britt Minerals, Inc.(1):

PROPERTY	STATUS	ACRES

Bearmouth Lamproite	36 unpatented lode claims	677
Rattler Gulch	1 state lease	160
Homestead Kimberlite	Gjerde lease	80
	Newberg lease	40
Yellow Water Butte	1 BLM prospector's lease	156
Three Buttes	Lewis lease	240
	1 BLM prospector's lease	80
Teigen Butte	1 state lease	160
Gjerde Ranch	1 private lease	6,874
Gold Butte	4 unpatented lode claims	78
McMurtry Creek	6 unpatented lode claims	124
Williams	38 unpatented lode claims	433
Mud Creek	15 unpatented lode claims	302
Lieurance Diatreme	7 unpatented lode claims	131
Black Butte	5 unpatented lode claims	91
Lone Tree	18 unpatented lode claims	331
Zortman	2 unpatented lode claims	41
Saskatchewan Butte	8 unpatented lode claims	165
TOTAL		10,163

Access to Montana Properties

Bearmouth Lamproite. The Bearmouth property is accessed via the I 90 frontage road west of Drummond to Little Bear Creek Road north approximately two miles. A logging road is followed towards the east onto the property.

(1) A claim for an additional property, Laird Creek, was dropped in 2002.

Rattler Gulch. The Rattler Gulch property is accessed from the I 90 frontage road west of Drummond to Rattler Gulch road headed north approximately one mile then by foot several hundred yards to the west.

Homestead Kimberlite. Homestead Kimberlite is accessed by going south from Grassrange on Highway 87 one mile then east on Elk Creek Road approximately eight miles to Yellow Water Creek Road then south one mile.

Yellow Water Butte. Yellow Water Butte is accessed from Winnett south on Highway 244 to Yellow Water reservoir road six miles towards the west then north on jeep road one mile to property.

Three Buttes Kimberlite. Three Buttes can be reached by traveling north from Grassrange on Highway 19 approximately eight miles to a country road then east four miles to private road going south through a ranch then onto a jeep road approaching Three Buttes from the east.

Teigen Butte. The property is accessed from Grassrange junction east on Highway 200, 10 miles to Teigen road going south one-half mile to property boundary.

Gjerde Ranch. The Gjerde Ranch is accessed by heading south from Grassrange on Highway 87 one mile then east on Elk Creek Road approximately eight miles to Yellow Water Creek Road then south 1 1/2 miles.

McMurty Creek Lamproite. The McMurty Creek claims can be accessed from Highway 228 east of Great Falls to Highwood Creek Road southeast onto Lewis and Clark National Forest to the mouth of the McMurty Creek then on foot approximately one mile southwest onto claims.

Williams. The Williams claims are accessed by traveling north on Highway 66 from D Y Junction four miles then on gravel road west 1 1/2 miles to claims.

Mud Creek. The Mud Creek claims are accessed by traveling six miles north from D Y Junction on Highway 66 then southeast on gravel road one-half mile to property boundary.

Lieurance Diatreme. The property can be reached by traveling nine miles north from D Y Junction on Highway 66 to gravel road headed west approximately seven miles to property.

Black Butte. Black Butte is accessed by traveling south from Lloyd on county road to Lone Tree bench then southeast on gravel road nine miles to claim boundary.

Lone Tree. Lone Tree is accessed by traveling south from Lloyd on county road to Lone Tree bench then southeast on gravel road seven miles to claim boundary.

Zortman. The Zortman claims can be accessed by traveling 1/2mile southeast on county road from Zortman to gravel roads approaching the claim boundaries.

Saskatchewan Butte. Saskatchewan Butte is accessed by traveling nine miles north on Highway 66 from D Y Junction to gravel road heading southwest seven miles.

Gold Butte. The Gold Butte claims can be reached by traveling north from Vananda to the Stellar Creek Road and approximately nine miles to the east.

Work Programs through September 30, 2001

Diamond exploration work began in 1998 with literature research and follow-up field investigations. The most attractive exploration targets were outlined, and mineral properties were acquired where available during 1999. The Company initiated its second phase of exploration during 2000, and focused on evaluation of its most promising properties located in the Grassrange area. The Company tested the Homestead Kimberlite and Three Buttes Kimberlite for diamond indicator minerals and microdiamonds. Results produced favorable indicator minerals, and one microdiamond from the Homestead Kimberlite property, the first in-situ diamond ever found in Montana.

Since kimberlites are known to occur in clusters, the Company plans to search for additional kimberlite pipes using airborne geophysics, satellite imagery, aerial photographs, stream sediment geochemistry and field reconnaissance.

Bearmouth Lamproite Project. Trenching and microdiamond sampling is planned on the main zone to test the outcropping lamproite material. Ground magnetic surveying, combined with detailed geologic mapping will explore the remainder of the property for additional lamproite material. The work is expected to cost $10,000 and will be completed during the summer of 2003.

Rattler Gulch Property. Ground magnetic surveying will be used to outline drill targets. Several small diameter, shallow drillholes will test the concealed material. The cost is estimated at $15,000 and work will be completed during the fall of 2003.

Yellow Water Butte Property. Detailed mapping, ground magnetic surveying and diamond indicator mineral sampling are planned to outline microdiamond sample sites. The work will cost $12,500 and it will be completed during the summer of 2003.

Three Buttes Property. Outcrop sampling produced an array of diamond indicator minerals and no microdiamonds. Follow-up trenching, ground magnetic surveying and additional microdiamond analysis are planned for the fall of 2003, and will cost $10,000.

Teigen Butte Property. Detailed mapping and ground magnetic surveying is planned to determine if drilling is warranted. The cost will be $3,000, and the work will be performed during the fall of 2003.

McMurtry Creek Property. Ground magnetic surveying and geological mapping will be used to locate microdiamond sample sites. The work will cost $3,000, and will be performed during the summer of 2003.

Gold Butte Claims. Diamond indicator mineral samples will be collected to determine if microdiamond sampling is warranted. The cost of the work is estimated at $2,000, and is planned for the summer of 2003.

Homestead Kimberlite Property. The Company remains encouraged after the discovery of one microdiamond and numerous G10 pyropes. The property has been geologically mapped in detail and trenched. Additional sampling and ground geophysics are planned for the summer and fall of 2003, and will cost up to $30,000.

Gjerde Ranch Property. One target located on the Gjerde Ranch property was tested for diamond indicator minerals. Results show a low count of indicator minerals. Ground magnetic surveys and diamond indicator mineral sample testing are planned over two remaining targets, and reconnaissance exploration will cover the remaining ranch property. The cost will be $20,000, and will be initiated in the fall of 2003.

Williams, Mud Creek, Lieurance Diatreme, Black Butte, Lone Tree, Zortman and Saskatchewan Butte Properties (Missouri River Breaks area). Ground magnetic surveys over each of the properties will be used to select diamond indicator mineral sample sites. Work is expected to begin in the fall of 2003, and will cost $10,000.

Work Programs October 1, 2001 through December 31, 2001

No additional properties were acquired, and none were terminated. The following work was conducted during the period:

Homestead Kimberlite. A detailed topographic map of the kimberlite was surveyed, and ground magnetic data were collected.

Three Buttes Property. Ground magnetic data were collected from the Three Buttes property.

Regional Exploration. New targets were identified in the Grassrange area, and test work is planned for the summer and fall of 2003.

Work Programs January 1, 2002 through December 31, 2002

No additional properties were acquired during the period, and none were terminated. No field work was undertaken during the period. Evaluation of new data was performed to plan the field program.

Royalty Agreements

In addition to the royalty obligations otherwise described herein, the Company is subject to various other production royalty and exploration license agreements, which can be summarized as follows:

PROPERTY	LESSOR & ASSIGNEE	DATE	ACRES	ROYALTY

Gjerde Ranch	A. Russell & Betty Gjerde	December 7, 1999	7325	2%
Homestead Kimberlite	A. Russell & Betty Gjerde	December 7, 1999	80	1%
Homestead Kimberlite	Noel Newberg	February 15, 2000	40	1%
Three Buttes	William & David Lewis	October 7, 1999	240	0

PROPERTY	LESSOR & ASSIGNEE	DATE	ACRES	ROYALTY

Teigen Butte	State of Montana	August 31, 1999	160	5%
Rattler Gulch	State of Montana	May 13, 1999	160	5%
Yellow Water Butte	US Dept. of the Interior-BLM	October 1, 1999	160	to be determined
Three Buttes	US Dept. of the Interior-BLM	October 1, 1999	80	to be determined

The Yellow Water Butte and Three Buttes properties are currently being explored under prospecting permits from the U.S. Department of the Interiors Bureau of Land Management. A prospecting permit allows the permittee an exclusive right to prospect and explore within a permit area to establish the existence of valuable minerals. The permittee is allowed to remove only such deposits as necessary to conduct experimental studies and must keep a record of all minerals removed. A prospecting permit does not authorize mining in commercial quantities. Prospecting permits are normally issued for a term of two years. A phosphate permit may be extended for a period of four years if certain conditions are met. Unpatented mining claims may be located for approximately 20 acres. Once a claimant has made a discovery, he may locate the claim and record with the BLM and local recording office. Claimants may keep the claim for as long as they continue to pay the annual maintenance fee or file a maintenance waiver along with the assessment for the previous year. Pursuant to ss.12 of the terms and conditions of those permits, the Company will be required to apply for a preference right lease if a mineral deposit is discovered. It is expected that any potential royalty payment on these properties would be determined at that time.

Copies of these documents are attached as Exhibits 10.3 through 10.10.

Also, certain of the Company’s properties are subject to underlying royalties noted on the titles to the properties, summarized as follows and detailed in Exhibit 10.11.

PROPERTY	ASSIGNEE	DATE	ACRES	ROYALTY

Gjerde Ranch	A. Russell & Betty Gjerde	not specified	2520	2.5%, 6.25%
Three Buttes	Washington Insurance Co.	1942	not specified	5%
Three Buttes	Delbert & Hattie Buckler	not specified	not specified	1/2 of all remaining

In addition, royalties of .75% on the value of all diamonds produced from the Britt Minerals properties will be paid to Messrs Carlson and Ellsworth (see “Item 19. Certain Relationships and Related Transactions.”).

Item 19.  Certain Relationships and Related Transactions.

On November 15, 1999, the Company purchased the shares of Britt Minerals, Inc. from Garry J. Carlson, a former director of the Company, and Peter C. Ellsworth, a director of the Company. Pursuant to the Agreement, Messrs Carlson and Ellsworth have each been issued 300,000 shares of Common Stock of the Company. In addition, Messrs Carlson and Ellsworth will each receive a royalty of .75% (1.5% total) of the value of all diamonds produced from the properties of Britt Minerals, Inc.

Item 20.   Market for Common Equity and Related Stockholder Matters.

The Company’s Common Stock is not quoted on any exchange or quotation system.

The Company’s Common Stock is issued in registered form and the following information is taken from the records of Executive Registrar and Transfer Agency, Ltd., 3145 W. Lewis, Suite 2, Phoenix, Arizona, 85009, the registrar and transfer agent for the Common Stock.

As of September 30, 2002, the shareholders’ list for the Company’s Common Stock showed 58 registered shareholders and 5,839,250 shares of Common Stock issued and outstanding. Of these shares, 3,692,500 shares, being 63.2% of the issued and outstanding shares, were held by the directors and executive officers.

In October 2002, certain shareholders elected to convert their loans into shares, with interest accrued through August 31, 2002. The Company has agreed to issue shares as follows:

Principal and
Name	Accrued Interest	Shares Issued

Gary Boyd	$140,000 principal $33,015 interest	494,328 shares(1)
Robert Mathews	$166,000 principal $33,747 interest	570,706 shares(1)
W.C. McCaslin	$100,000 principal $55,534 interest	444,383 shares
Jack Wells	$100,000 principal $53,829 interest	439,511 shares
Henry Morris	$50,000 principal $26,300 interest	218,000 shares
Charles Wells	$747,882 principal $88,947 interest	2,390,943 shares
Garry Carlson	$12,000 principal $2,247 interest	40,705 shares

(1)	Shares of restricted stock

These issuances increased the number of issued and outstanding shares to 10,437,826. Copies of these shareholders’ note conversion agreements are attached as Exhibit 10.13.

The Company has not paid dividends in the past and it does not expect to have the ability to pay dividends in the near future. If the Company generates earnings in the future, it expects that they will be retained to finance further growth and, when appropriate, retire debt. The Directors of the

Company will determine if and when dividends should be declared and paid in the future based on the Company’s financial position at the relevant time. All of the Company’s shares of Common Stock are entitled to an equal share in any dividends declared and paid.

On August 24, 2001, the Company filed a Form 15 with the Securities and Exchange Commission. The effect of this filing, once declared effective by the Securities and Exchange Commission, was to terminate the obligation of the Company to file periodic reports and otherwise comply with the disclosure obligations of the Securities Exchange Act of 1934. A copy of the Form 15 is attached as Exhibit 99.2 hereto.

Securities Authorized For Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

	Number of
	securities to be
	issued upon exercise	Weighted average
	of outstanding	exercise price of	Number of securities
	options, warrants	outstanding options,	remaining available
	and rights	warrants and rights	for future issuance
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	0	$0	0
Equity compensation plans not approved by security holders	1,065,034 (1)	$0.35	1,934,966

Total	1,065,034	$0.35	1,934,966

(1)	Shares of restricted stock

Item 21.  Executive Compensation.

The following table sets forth compensation information for Mr. Boyd, who has served as Chief Executive Officer of the Company since its incorporation in February 1998, and for Mr. Mathews, the only other Company officer receiving regular salary compensation.

Summary Compensation Table

		Annual
		Compensation		Long Term Compensation

	Fiscal				Payouts:	All
Name and Principal Positions	Year			Awards:	Long Term	Other
	Ended			Shares	Incentive	Compen-
	September	Salary	Bonus	Underlying	Payments	sation
	30,	($)	($)	Options (#)	($)	($)

Gary L. Boyd	2003 *	0
President (CEO) & Secretary	2002	18,000	0	0	0	0
	2001	100,000	0	0	0	0
	2000	72,000	0	0	0	0
Robert E. Mathews	2003 *	27,000	0	0	0	0
Chief Financial Officer/Treasurer	2002	51,000	0	0	0	0
	2001	100,000	0	0	0	0
	2000	72,000

*	Through December 31, 2002.

Options granted during the most recently completed fiscal year

From February 1998 through September 2000, the Company issued a total of 481,000 options at exercise prices of either $0.10 per share (for a total of 475,000 options) or $0.48 per share (for a total of 6,000 options). The Company employed neither a valuation professional nor a mathematic valuation model in determining the number of options to be granted or the exercise price. Rather, the number of options granted and the exercise price were determined by the Board of Directors as a result of the need to retain the services of the option recipients during periods when the Company was largely without ready capital. To the extent the options were granted to either Mr. Boyd or Mr. Mathews, it cannot be assumed that they were dealing with the Company on an arms-length basis, and it would be inappropriate to assume that the number of options granted where the exercise price was set on other than an arbitrary basis.

In October 2002, the Company adopted a formal Omnibus Compensation Plan. All options granted prior to this date were done other than pursuant to a written option plan. All previously granted options were canceled and reissued on the terms set forth below. A copy of the Omnibus Compensation Plan pursuant to which these options were granted is filed herewith as Exhibit 10.12. The exercise price of these options was set at $0.35 per share in order to mirror the offering price for shares pursuant to this option. The exercise price of the options granted under the Omnibus Compensation Plan is subject to increase to match the actual sale price of shares sold by the Company pursuant to this offering. However, the option exercise price will not be less than $0.35 per share. Please see “Item 5. Determination of Offering Price” above with respect to the determination of the initial offering price of $0.35 per share. The number of options granted under the Omnibus Compensation Plan was identical to that previously issued.

Plans and other compensation

No “Long Term Incentive Plan” has been instituted by the Company, and none are proposed at this time. Accordingly, there is no LTIP Awards Table set out in this registration statement. The Company does not have a “Compensation Committee.”

No pension plans or retirement benefit plans have been instituted by the Company and none are proposed at this time.

Compensation

The Company anticipates it will pay to Robert E. Mathews, its Chief Financial Officer/Treasurer compensation of $6,000 per month during the current fiscal year.

In addition to the foregoing, officers and directors are also entitled to reimbursement of all reasonable business expenses.

Item 22.  Financial Statements.

The audited financial statements of the Company for the fiscal years ended September 30, 2002 and September 30, 2001 are attached hereto at pages 43 to 61.

The unaudited financial statements of the Company for the fiscal quarter ended December 31, 2002 are attached hereto at pages 62 to 81.

Effective April 19, 1999, the Company completed the acquisition of 100% of the outstanding common shares of Global in exchange for the issuance of 3,976,250 shares of common stock of the Company. (Exhibit 10.1). Consequently, in accordance with generally accepted accounting principles, the consolidated statements of operations and changes in shareholders’ equity (deficit) and cash flows reflect the results from operations and changes in financial position of Global, the legal subsidiary, for the year ended September 30, 1999 combined with those of the Company, the legal parent, from the date of acquisition on April 19, 1999. On October 15, 1999, the Company entered into an agreement to acquire all of the shares of Britt Minerals, Inc. (Exhibit 10.2).

Consolidated Financial Statements

DELTA INTERNATIONAL MINING
& EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

Year Ended September 30, 2002 and 2001

INDEPENDENT AUDITOR’S REPORT

The Board of Directors and Stockholders
Delta International Mining & Exploration, Inc.

We have audited the accompanying consolidated balance sheets of Delta International Mining & Exploration, Inc. and Subsidiaries (an exploration stage company) as of September 30, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delta International Mining & Exploration, Inc. and Subsidiaries at September 30, 2002 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Louisville, Kentucky
January 31, 2003

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	September 30	September 30
	2002	2001

ASSETS
Current Assets
Cash	$8,041	$9,033
Fixed Assets
Equipment, at cost	294,040	294,040
Less accumulated depreciation	(101,063)	(101,063)

Total fixed assets	192,977	192,977
Other Assets
Tax credit — receivable	—	1,390
Deposit	3,000	—
Cash bonds — restricted	—	3,290

	3,000	4,680

	$204,018	$206,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued interest payable	$327,478	$200,618
Accounts payable — trade	86,123	62,286
Accounts due shareholders	10,750	9,279
Current maturities of notes payable to shareholders	236,725	—

Total current liabilities	661,076	272,183
Long-Term Debt
Notes payable to shareholders, less current maturities	1,312,628	1,197,433
Stockholders’ Deficit
Common stock, $.001 par value; 100,000,000 shares authorized; 5,839,250 issued and outstanding	5,840	5,840
Additional paid-in capital	2,102,421	2,102,421
Deficit accumulated during the exploration stage	(3,877,947)	(3,371,187)

	(1,769,686)	(1,262,926)

	$204,018	$206,690

See accompanying independent auditor’s report and notes to consolidated financial statements.

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Cumulative
			from 11/08/96
	For the years ended		(Inception
	September 30		through
			09/30/02)
	2002	2001	(Unaudited)

Revenues	$—	$—	$—
Expenses
Operating	380,047	426,183	3,109,109
Impairment loss	—	—	427,124

Net loss from operations	(380,047)	(426,183)	(3,536,233)
Other Income (Expense)
Interest income	147	98	2,437
Interest expense	(126,860)	(109,327)	(344,171)

	(126,713)	(109,229)	(341,734)

Minority Interest in Net Loss of Consolidated Subsidiary	—	—	20

Net loss	$(506,760)	$(535,412)	$(3,877,947)

Basic and diluted net loss per share	$(.09)	$(.09)

See accompanying independent auditor’s report and notes to consolidated financial statements.

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the period (inception through September 30, 1999) (unaudited) and for the periods ended September 30, 2000, 2001 and 2002 (audited)

				Deficit
				Accumulated		Total
			Additional	During	Receivable	Stockholders'
	Common Stock		Paid-in	Exploration	From	Equity
	Shares	Amount	Capital	Stage	Stockholders	(Deficit)

Issuance of common stock for cash at $0.95 per share in May 1997	237,500	$238	$224,701	$—	$—	$224,939
Issuance of common stock for dredging equipment at $0.10 per share (fair value) in May 1997	2,940,000	2,940	291,060	—	—	294,000
Net loss	—	—	—	(391,757)	—	(391,757)

Balance, September 30, 1997	3,177,500	3,178	515,761	(391,757)	—	127,182
Issuance of common stock for services at $0.80 per share (fair value) in February 1998	57,000	57	45,543	—	—	45,600
Issuance of 475,000 stock options to officers for services at an exercise price of $0.10 per share (market value of $0.80) in February 1998	—	—	332,500	—	—	332,500
Issuance of common stock for cash at $0.35 per share in May and August 1998	824,750	825	287,387	—	—	288,212
Net loss	—	—	—	(743,743)	—	(743,743)

Balance, September 30, 1998	4,059,250	4,060	1,181,191	(1,135,500)	—	49,751
Issuance of common stock for cash and receivable from stockholders at $0.57 per share in April 1999	705,000	705	403,845	—	(86,089)	318,461
Net loss	—	—	—	(320,122)	—	(320,122)

Balance, September 30, 1999	4,764,250	4,765	1,585,036	(1,455,622)	(86,089)	48,090

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—CONTINUED

For the period (inception through September 30, 1999) (unaudited) and for the periods ended September 30, 2000, 2001 and 2002 (audited)

				Deficit
				Accumulated		Total
			Additional	During	Receivable	Stockholders'
	Common Stock		Paid-in	Exploration	From	Equity
	Shares	Amount	Capital	Stage	Stockholders	(Deficit)

Net loss	—	—	—	(1,380,153)	—	(1,380,153)
Issuance of common stock for the purchase of Britt Minerals at $0.48 per share (most recent average cash price) in November 1999	600,000	600	287,400	—	—	288,000
Issuance of common stock for services at $0.48 per share (most recent average cash price) in December 1999	300,000	300	143,700	—	—	144,000
Issuance of common stock for cash at $0.48 per share in March 2000	100,000	100	47,900	—	—	48,000
Issuance of common stock for cash at $0.48 per share in June 2000	29,167	29	13,971	—	—	14,000
Issuance of common stock for cash at $0.48 per share in September 2000	20,833	21	9,979	—	—	10,000
Issuance of common stock for services at $0.48 per share (most recent average cash price) in September 2000	25,000	25	11,975	—	—	12,000
Issuance of 6,000 stock options to non-employees for services at an exercise price of $0.48 per share (valued using the Black-Scholes option pricing model at $0.41 per share) in September 2000	—	—	2,460	—	—	2,460
Receivable from stockholders	—	—	—	—	(952)	(952)

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—CONTINUED

For the period (inception through September 30, 1999) (unaudited) and for the periods ended September 30, 2000, 2001 and 2002 (audited)

				Deficit
				Accumulated		Total
			Additional	During	Receivable	Stockholders'
	Common Stock		Paid-in	Exploration	From	Equity
	Shares	Amount	Capital	Stage	Stockholders	(Deficit)

Payment on stockholder loans - common stock	—	—	—	—	86,089	86,089

Balance, September 30, 2000	5,839,250	5,840	2,102,421	(2,835,775)	(952)	(728,466)
Net Loss	—	—	—	(535,412)	—	(535,412)
Payment on stockholders loans - common stock	—	—	—	—	952	952

Balance, September 30, 2001	5,839,250	5,840	2,102,421	(3,371,187)	—	(1,262,926)
Net loss	—	—	—	(506,760)	—	(506,760)

Balance, September 30, 2002	5,839,250	$5,840	$2,102,421	$(3,877,947)	$—	$(1,769,686)

See accompanying independent auditor’s report and notes to consolidated financial statements.

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Cumulative
			from 11/08/96
	For the years ended		(Inception
	September 30		through
	2002	2001	9/30/02)
			(Unaudited)
Cash Flows From Operating Activities
Net loss	$(506,760)	$(535,412)	$(3,877,947)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	—	—	101,063
Impairment loss on mineral exploration rights	—	—	427,124
Changes in assets and liabilities:
Tax credit receivable	—	—	(1,390)
Accrued interest payable	126,860	109,327	327,478
Accounts payable — trade	378,618	429,833	1,790,476

Net cash (used) provided by operating activities	(1,282)	3,748	(1,233,196)
Cash Flows From Investing Activities
Cash acquired in acquisition	—	—	1,576
Receivable from stockholders	—	952	250,000
Change in bonds	290	(82)	—
Purchase of fixed assets	—	—	(40)

Net cash provided by investing activities	290	870	251,536
Cash Flows From Financing Activities
Issuance of common stock	—	—	989,701
Net Change in Cash and Equivalents	(992)	4,618	8,041
Cash, Beginning of Period	9,033	4,415	—

Cash, End of Period	$8,041	$9,033	$8,041

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS—CONTINUED

Noncash Operating and Financing Activities:

In November 1999, the Company issued 600,000 shares of stock for the net assets of Britt Minerals. The details on the transaction are as follows:

Cash	$1,576
Accounts receivable — bonds	3,000
Accounts payable	(143,700)

Net assets acquired from Britt	(139,124)
Mineral exploration rights	427,124

Investment in Britt	288,000
Issuance of common stock	(600)
Additional paid-in capital	(287,400)

$—

For the year ended September 30, 2002, the Company issued $351,920 of notes payable to satisfy accounts payable.

For the year ended September 30, 2001, the Company issued $380,496 of notes payable to satisfy accounts payable.

For the year ended September 30, 2000, the Company issued 325,000 shares of common stock with a value of $156,000 to satisfy accounts payable.

For the year ended September 30, 2000, the Company issued 6,000 stock options with a value of $2,460 to satisfy accounts payable.

For the year ended September 30, 2000, the Company issued $566,937 of notes payable to satisfy accounts payable.

For the year ended September 30, 1998, the Company issued 57,000 shares of common stock with a value of $45,600 to satisfy accounts payable (unaudited).

For the year ended September 30, 1998, the Company issued 475,000 stock options with a value of $332,500 to satisfy accounts payable (unaudited).

For the year ended September 30, 1998, the Company issued $250,000 of notes payable to satisfy accounts payable (unaudited).

For the year ended September 30, 1997, the Company issued 2,940,000 shares of common stock with a value of $294,000 to satisfy accounts payable (unaudited).

See accompanying independent auditor’s report and notes to consolidated financial statements.

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Delta International Mining and Exploration, Inc. and Subsidiaries (an Exploration Stage Company) (the Company) is presented to assist in understanding the Company’s financial statements. The financial information presented for the years ended September 30, 1997, 1998 and 1999 is unaudited. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. These statements have been prepared on a full accrual basis.

Nature of Operations: The Company is incorporated under the laws of Nevada and its principal business activity is mineral property exploration. Most of the Company’s exploration efforts have been focused in Montana and in certain regions of South America. Approximately $11,400 and $12,500 of operating expenses of the Company have been incurred in foreign countries for the years ended September 30, 2002 and 2001, respectively.

Basis of Presentation and Consolidation: The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries and are prepared according to generally accepted accounting principles in the United States. All significant intercompany transactions and balances have been eliminated in consolidation. The subsidiaries include Britt Minerals, Inc. and Global Gold, Inc., S.A.

Functional Currency: The Company advances U.S. dollars to Global Gold, Inc., S.A. which then pays for all transactions in U.S. dollars. It maintains bank accounts in U.S. dollars and pays all operational expenses in U.S. dollars. There are no transactions in a foreign currency. As such, it is determined that the functional currency of Global Gold, Inc., S.A. is U.S. dollars. Because Global Gold, Inc., S.A. maintains its accounting records in U.S. dollars, a translation of foreign currency is not necessary.

Organization of Company: Effective April 19, 1999, Delta and Global Gold, Inc. (a Bahamian Corporation) executed their business combination agreement. Delta issued 3,976,250 common shares to the shareholders of Global Gold in consideration for all of the issued and outstanding common shares of Global Gold on the basis of one common share of Delta for each common share of Global Gold. As the former shareholders of Global Gold obtained effective control of the Company through the share exchange, this transaction has been accounted for in these financial statements as a reverse acquisition. Under reverse acquisition accounting, Global Gold is considered to have acquired Delta with the results of Delta’s operations included in the consolidated financial statements from the date of acquisition. Global Gold is considered the continuing entity and consequently, the amounts prior to April 19, 1999 are those of Global Gold. Global Gold has a wholly-owned Bolivian subsidiary, Global Gold, Inc., S.A. Prior to the date of the business combination Delta had no operations.

All share and per share information in these financial statements reflect:

a)	The consummation of the business combination agreement whereby shares and options issued by Global Gold, Inc. were exchanged for shares of the Company’s common stock and options to purchase shares of the Company’s common stock, and

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Organization of Company, continued:

b)	A change in the par value of common stock from $.10 per share to $.001 per share.

In November 1999, the Company issued 600,000 shares of common stock pursuant to an agreement in writing dated October 15, 1999, with the shareholders of Britt Minerals, Inc. Pursuant to the agreement, the Company acquired all of the shares of Britt Minerals, Inc. The consideration for the transfer was the issuance of 600,000 shares of common stock of the Company. Further, the vendors shall receive a gross overriding royalty of 1.5% of the value of all diamonds produced from the properties. Britt Minerals, Inc. is the registered holder of 17 diamond exploration properties in Montana covering approximately 11,210 acres. The vendors of the shares of Britt Minerals, Inc. are Peter Ellsworth and Gary Carlson.

The Britt acquisition was recorded at the fair value of Company shares issued using recent cash prices of $.48 per share. The excess of the cost over the fair value of assets, representing mineral exploration rights, was recorded in the amount of $427,124. In conjunction with this transaction Britt had accounts payable due to the Company in the amount of $143,700 which amount was eliminated in consolidation. Because there is no easily determinable fair value of the mineral exploration rights, and Britt has no determinable future cash flows, it has been determined by management that the mineral exploration rights will not be recoverable. Consistent with the Company’s long lived asset impairment policy, the amounts assigned to the mineral exploration rights have been written off and expensed in the accompanying statement of operations for the year ended September 30, 2000.

The Company also issued 300,000 shares of common stock to Front Range Exploration Corporation pursuant to an agreement that was formalized in writing on October 15, 1999. Pursuant to this agreement, in consideration of Front Range Exploration Corporation locating mineral properties of merit in South America, the Company agreed to issue 300,000 shares and has granted a gross overriding royalty of 2% of the value of all diamonds produced from properties located by Front Range Exploration Corporation.

Stock Based Compensation: The Company accounts for employee stock-based compensation using the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. As such, compensation expense has been recorded on the initial grant to two officers since the exercise price of the option was below the current market price of the Company’s common stock on the date of grant. Compensation expense for employee stock options is fully recognized on the date of grant as the options entirely vest at that time. Transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents. The Company has cash balances outside the U.S. denominated in U.S. dollars in the amount of $1,365 that would normally be subject to a repatriation liability however, due to the substantial net operating losses available to offset the income, the Company would not be subject to such tax until such losses expire.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Property and Equipment: Property and equipment are carried at cost. No depreciation expense has been recorded for the years ended September 30, 2002 and 2001. The equipment has been placed in storage awaiting operations to begin. (See Note F)

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Net Loss Per Share: Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of Delta’s net losses.

Mineral Properties: The Company owns an interest in various mineral properties and is in the process of exploring mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable. (See Note C)

The recoverability of mineral properties is dependent upon the discovery of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete the exploration of the mineral properties, future profitable production or proceeds from the disposition of the mineral properties and the Company’s ability to meet its obligations.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties. The Company has investigated title to all the mineral properties to which it has an option to acquire an interest and, to the best of its knowledge, title to all of these properties is in good standing. The properties in which the Company has committed to earn an interest are located in Bolivia, South America and the Company is therefore relying on title opinion by legal counsel who is basing such opinions on the laws of Bolivia.

Exploration Costs: In order to comply with accounting principles generally accepted in the United States of America, the Company expenses, as incurred, all costs associated with mineral exploration.

Financial Instruments: The fair values of cash and accounts payable and accrued liabilities approximate their carrying values due to the relatively short periods to maturity of these instruments. It is not possible to determine the fair value of amounts due to shareholders, as a maturity date is not determinable. The maximum credit risk exposure for all financial assets is the carrying amount of that asset.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Long-Lived Assets: The carrying amount of long-lived assets is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined based on the estimated undiscounted cash flows of the asset over the remaining amortization period, the carrying amount of long-lived assets would be written down to current fair value, which is generally determined from estimated discounted future net cash flows or net realizable value.

NOTE B—OPERATING DEFICITS AND ECONOMIC CONDITIONS

A lack of working capital, insufficient financing and economic conditions have limited the ability of the Company to market its exploration intentions sufficient to recover its operating and administrative costs. As a result, the Company has an accumulated deficit of $3,877,947 and liabilities exceeding assets. While the Company is seeking additional sources of capital, including equity capital, there can be no assurance that the Company will be successful in accomplishing its objectives or continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE C—MINERAL PROPERTIES

The Company has mineral exploration rights in the following properties. The Company has no asset base cost on the accompanying balance sheets associated with these properties.

Charles Concession
Delta’s subsidiary Global Gold, Inc., S.A., was acquired by staking a 100% interest in the Charles Concessions (the “Illumine Property”) located approximately 65 kilometers by gravel road east of La Paz, Bolivia.

Independent Concessions
Global Gold, Inc., S.A. was acquired by staking a 100% interest in the Independencia Concessions, which encompass an area of 3,275 hectares or 7,860 acres and is located approximately 100 kilometers directly southeast of La Paz in the department of Cochabamba.

Robert Property
Global Gold, Inc., S.A. was also acquired by staking a 100% interest in the Robert Property located 80 kilometers south of La Paz, Bolivia. The property is 1,550 hectares.

Montana Properties
Delta International Mining and Exploration, Inc. and Subsidiaries through its wholly owned subsidiary, Britt Minerals, Inc. has an interest in 11,252 acres of mineral properties throughout the State of Montana. Properties are located near Missoula, Great Falls, Chester, Grassrange, Zortman and Forsyth.

The Company has expensed all costs of acquiring its interest in the above properties.

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE D-STOCK OPTIONS ISSUED

The Company has an informal stock option plan which provides for the granting of options to certain officers, directors, key employees and non-employees of the Company. The option price, number of shares and grant date are determined at the discretion of the Company’s board of directors. Compensation expense has been recognized on any option granted with an exercise price that was below the market price of the Company’s stock on the date of the grant. Options vest on the grant date and are exercisable for an unlimited period from the option grant date.

In February 1998, the Company granted 475,000 options at an exercise price of $0.48 per share to two officers for services performed. The options vested immediately and have no expiration date. Since the exercise price was below the market price of the Company’s stock on the date of grant, the Company recorded compensation expense of $332,500 in connection with the options granted, measured at fair value based on recent average cash stock transactions of $0.80 per share less the option price of $0.10 per share. A corresponding amount was recorded as additional paid-in capital.

In September 2000, the Company granted 6,000 options at an exercise price of $0.48 per share to three non-employees for services performed. As discussed in Note A, this transaction was accounted for based on the fair value of the equity instruments issued which was determined to be $0.41 per share using the Black-Scholes option-pricing model discussed below. The Company recorded compensation expense of $2,460 in connection with the options granted and a corresponding amount was recorded as additional paid-in capital. (See Note L)

Presented below is a summary of stock option activity for the years shown:

		Wtd. Avg.		Wtd. Avg.
	Options	Exercise	Options	Exercise
	Outstanding	Price	Exercisable	Price

Balance, September 30, 1998	475,000	$.10	475,000	$.10
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance, September 30, 1999	475,000	.10	475,000	$.10
Granted	6,000	.48	6,000	.48
Exercised	—	—	—	—

Cancelled	—	—	—	—
Balance, September 30, 2000	481,000	.10	481,000	.10
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance, September 30, 2001	481,000	.10	481,000	.10
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance, September 30, 2002	481,000	$.10	481,000	$.10

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE D—STOCK OPTIONS ISSUED—CONTINUED

The following table provides additional information for options outstanding and exercisable at September 30, 2002:

Options Outstanding

Range of		Wtd. Avg.	Wtd. Avg.
Price	Number	Remaining Life	Exercise Price

$10	475,000	N/A	$	10
$48	6,000	N/A	$	48

Options Exercisable

Range of		Wtd. Avg.
Price	Number	Exercise Price

$10	475,000	$	10
$48	6,000	$	48

Pro Forma Fair Value Disclosures

As discussed in Note A, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB 25. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, (SFAS 123) requires the disclosure of pro forma net income and earnings or loss per share as if the Company had adopted the fair value method as of the beginning of the period ended September 30, 1998. Had employee compensation expense been recognized based on the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company’s net loss and diluted loss per share for the five years ended September 30, would have been impacted as shown in the following table:

	2002	2001	2000	1999	1998

Reported net loss	$(506,760)	$(535,412)	$(1,380,153)	$(320,122)	$(743,743)
Pro forma net loss	(506,760)	(535,412)	(1,380,153)	(320,122)	(772,243)
Reported diluted loss per share	(.09)	(.09)	(.25)	(.01)	(.20)
Pro forma diluted loss per share	(.09)	(.09)	(.25)	(.01)	(.21)

The fair value of stock options granted, which is hypothetically recorded to compensation expense upon grant in determining the pro forma impact noted above, has been estimated on the date of grant using the Black-Scholes option- pricing model with the following weighted average assumptions:

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE D-STOCK OPTIONS ISSUED-CONTINUED

	2002	2001	2000	1999	1998

Expected life of options	—	—	10 yrs	—	10 yrs.
Risk-free interest rate	—	—	5.80%	—	5.80%
Expected volatility	—	—	75%	—	75%
Expected dividend yield	—	—	0%	—	0%

The weighted-average fair value of options granted during the periods presented were determined using the Black-Scholes model, as follows:

	2002	2001	2000	1999	1998

Fair value of each option granted	$—	$—	$.41	$—	$.76
Total number of options granted				6,000	475,000

Total value of options granted	$—	$—	$2,460	$—	$361,000

For SFAS 123 disclosure purposes, the weighted-average fair value of stock options granted is required to be based on a theoretical option-pricing model such as the Black-Scholes method. In actuality, because the Company’s employee stock options are not traded on an exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Company stock. Such an increase in stock price benefits all stockholders commensurately.

NOTE E-RESTRICTED CASH

The Company was required by the State of Montana to pledge certain amounts of cash as security to perform certain covenants regarding mining reclamation. Those amounts are not available for use by the Company per these restrictions and may only be released by the State of Montana. These amounts have been reflected on the 2001 consolidated balance sheet as restricted assets.

In 2002 the bank account that contained the pledged cash was closed and the Company paid a $3,000 deposit directly to the State of Montana as security to perform certain covenants regarding mining reclamation. This amount has been reflected on the 2002 consolidated balance sheet as a deposit.

NOTE F-PROPERTY AND EQUIPMENT

      Property and equipment are summarized by major classification as follows:

Dredging equipment, at cost	$294,040
Less accumulated depreciation	(101,063)

$192,977

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE F—PROPERTY AND EQUIPMENT—CONTINUED

No depreciation charges have been made for this period because the equipment has not been in use. In January 2003, management obtained an independent appraisal of the equipment which indicated that the fair value exceeded the carrying amount of the asset. Management believes that this equipment will be utilized in the future when mining begins on its various mineral properties.

NOTE G—NOTES PAYABLE — SHAREHOLDERS

	2002	2001

Unsecured notes payable to shareholders bearing interest at 10%. The notes are convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. The notes are due March 2003 and February and April 2006. Subsequent to September 30, 2002 these notes were converted into Company stock. (See Note L)	$250,000	$250,000
Unsecured notes payable to shareholders bearing interest at 12% for the initial six months of the note and then at 10% thereafter. The notes are convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. The notes are due December 31, 2005. Subsequent to September 30, 2002 these notes were converted into Company stock. (See Note L)	318,000	278,000
Unsecured notes payable to shareholder bearing interest at 12% for the initial six months of the note and then at 10% thereafter. The notes are convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. The notes are due December 31, 2002. (See Note L)	136,725	136,725
Unsecured notes payable to shareholder bearing interest at 10%. The notes are convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. The notes are due quarterly in the year ended September 30, 2006. (In 2000 these notes were due on demand.) Subsequent to September 30, 2002 these notes were converted into Company stock. (See Note L)	747,883	532,708
Unsecured note payable to shareholder bearing interest at 10%. The note is convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. The note is due September 30, 2006	96,745	—

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE G—NOTES PAYABLE — SHAREHOLDERS—CONTINUED

	2002	2001

	1,549,353	1,197,433
Less amounts due within one year	236,725	—

	$1,312,628	$1,197,433

      Maturities of the notes payable are as follows:

Years ending September 30

2003	$236,725
2004	—
2005	—
2006 and thereafter	1,312,628

$1,549,353

Accrued interest on these loans aggregate $327,478 at September 30, 2002.

NOTE H—INCOME TAXES

Substantially all losses incurred by Delta have been incurred by its subsidiary in Bolivia. At September 30, 2002, Delta has net operating losses available to offset future taxable income in its Bolivian subsidiary. The net operating losses may be carried forward until utilized to fully offset income, per current IRS regulations regarding carryforward limitations. The deferred tax asset resulting from the loss carryforward has been fully offset by a valuation allowance account.

The tax credit receivable of $1,390 resulted from a 13% tax paid in the Country of Bolivia on the purchase of equipment. The tax paid can be used to offset taxable income in future periods. This tax credit receivable has been fully offset by a valuation allowance account at September 30, 2002 due to the Company’s continued net operating losses.

NOTE I—EARNINGS PER SHARE

	For the years ended
	September 30

	2002	2001

Net loss for the period — basic and diluted	$(506,760)	$(535,412)

Number of shares of common stock outstanding	5,839,250	5,839,250
Effect of using weighted average shares of common stock outstanding	—	—

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

September 30, 2002 and 2001

NOTE I—EARNINGS PER SHARE—CONTINUED

Basic and diluted weighted average number of shares of common stock outstanding	5,839,250	5,839,250

NOTE J—PREFERRED STOCK

The Articles of Incorporation of the Company authorize the Board of Directors to issue, by resolution, 1,000,000 shares of Preferred Stock, in classes, having such designations, preferences, rights and limitations and on such terms and conditions as the Board of Directors may from time to time determine, including the rights, if any, of the holders of such Preferred Stock with respect to voting, dividends, redemption’s, liquidation and conversion. As of September 30, 2002, no series of Preferred Stock have been designated and no shares have been issued.

NOTE K—INSURANCE

The Company has not purchased property, general liability, directors and officers insurance, and has no current plans to purchase any insurance.

NOTE L—SUBSEQUENT EVENTS

In October 2002, the Company executed agreements with 7 shareholders to convert their loans into shares of stock in the Company. The Company issued 4,598,576 shares of stock at a price of $0.35 per share in exchange for the cancellation of $1,135,882 of notes payable and $293,619 of accrued interest. Per the debt conversion agreement interest on these loans was only accrued through August 31, 2002.

The Company has notes payable to a shareholder that mature on December 31, 2002. These notes have a principal balance of $136,725 and accrued interest of $33,858 at September 30, 2002. The shareholder has not agreed to extend the due date of the notes and has demanded payment in full. The Company has not made payment on these notes as of January 31, 2003. The Company intends to pay these notes in full when they receive adequate funds.

In October 2002, the Company adopted a formal Omnibus Compensation Plan. The options previously granted in February 1998 were cancelled and reissued under the formal Omnibus Compensation Plan at an exercise price of $0.35 per share. The number of options granted, vesting and expiration terms under the Omnibus Compensation Plan were identical to the February 1998 cancelled options.

In October 2002, the Company cancelled the September 2000 options and reissued the options under the formal Omnibus Compensation Plan. All of the terms of the 6,000 new options are identical to the September 2000 cancelled options including an exercise price of $0.48 per share.

Consolidated Financial Statements

DELTA INTERNATIONAL MINING
& EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

Three Months Ended December 31, 2002

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31	September 30
	2002	2002

	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$1,543	$8,041
Fixed Assets
Equipment, at cost	294,040	294,040
Less accumulated depreciation	(101,063)	(101,063)

Total fixed assets	192,977	192,977
Other Assets
Deposit	3,000	3,000

	$197,520	$204,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued interest payable	$41,951	$327,478
Accounts payable — trade	111,393	86,123
Accounts due shareholders	9,641	10,750
Current portion of notes payable to shareholders	136,725	236,725

Total current liabilities	299,710	661,076
Long-Term Debt
Notes payable — shareholders	180,820	1,312,628
Stockholders’ Deficit
Common stock, $.001 par value; 100,000,000 shares authorized; 10,437,826 and 5,839,250 issued and outstanding at December 31, 2002 and September 30, 2002, respectively	10,439	5,840
Additional paid-in capital	3,707,324	2,102,421
Deficit accumulated during the exploration stage	(4,000,773)	(3,877,947)

	(283,010)	(1,769,686)

	$197,520	$204,018

See notes to unaudited consolidated financial statements

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

			Cumulative
			from 11/08/96
	For the three months ended		(Inception
	December 31		through
	2002	2001	12/31/02)

Revenues	$-	$-	$-
Expenses
Operating	114,733	99,997	3,223,842
Impairment loss	-	-	427,124

Net loss from operations	114,733)	(99,997)	(3,650,966)
Other Income (Expense)
Interest income	-	55	2,437
Interest expense	(8,093)	(35,123)	(352,264)

	(8,093)	(35,068)	(349,827)

Minority Interest in Net Loss of Consolidated Subsidiary	$-	$—	$20

Net loss	$(122,826)	$(135,065)	$(4,000,773)

Basic and diluted net loss per share	$(.01)	$(.02)

See notes to unaudited consolidated financial statements

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the periods (inception through September 30, 1999) (unaudited) and for the periods ended September 30, 2000, 2001 and 2002 (audited) and for the three months ended December 31, 2002 (unaudited)

				Deficit
				Accumulated		Total
	Common Stock		Additional	During	Receivable	Stockholders’
			Paid-in	Exploration	From	Equity
	Shares	Amount	Capital	Stage	Stockholders	(Deficit)

Issuance of common stock for cash at $0.95 per share in May, 1997	237,500	$238	$224,701	$-	$-	$224,939
Issuance of common stock for dredging equipment at $0.10 per share (fair value) in May, 1997	2,940,000	2,940	291,060	-	-	294,000
Net loss	-	-	-	(391,757)	-	(391,757)

Balance, September 30, 1997	3,177,500	3,178	515,761	(391,757)	-	127,182
Issuance of common stock for services at $0.80 per share (fair value) in February, 1998	57,000	57	45,543	-	-	45,600
Issuance of 475,000 stock options to officers for services at an exercise price of $0.10 per share (market value of $0.80) in February, 1998	-	-	332,500	-	-	332,500
Issuance of common stock for cash at $0.35 per share in May and August, 1998	824,750	825	287,387	-	-	288,212
Net loss	-	-	-	(743,743)	-	(743,743)

Balance, September 30, 1998	4,059,250	4,060	1,181,191	(1,135,500)	-	49,751
Issuance of common stock for cash and receivable from stockholders at $0.57 per share in April, 1999	705,000	705	403,845	-	(86,089)	318,461
Net loss	-	-	-	(320,122)	-	(320,122)

Balance, September 30, 1999	4,764,250	4,765	1,585,036	(1,455,622)	(86,089)	48,090

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—CONTINUED

For the periods (inception through September 30, 1999) (unaudited) and for the periods ended September 30, 2000, 2001 and 2002 (audited) and for the three months ended December 31, 2002 (unaudited)

				Deficit
				Accumulated		Total
	Common Stock		Additional	During	Receivable	Stockholders’
			Paid-in	Exploration	From	Equity
	Shares	Amount	Capital	Stage	Stockholders	Stockholders’ (Deficit)

Net loss	-	-	-	(1,380,153)	-	(1,380,153)
Issuance of common stock for the purchase of Britt Minerals at $0.48 per share (most recent average cash price) in November,
1999	600,000	600	287,400	-	-	288,000
Issuance of common stock for services at $0.48 per share (most recent average cash
price) in December, 1999	300,000	300	143,700	-	-	144,000
Issuance of common stock for cash at $0.48 per share in March, 2000	100,000	100	47,900	-	-	48,000
Issuance of common stock for cash at $0.48 per share in June, 2000	29,167	29	13,971	-	-	14,000
Issuance of common stock for cash at $0.48 per share in September, 2000	20,833	21	9,979	-	-	10,000
Issuance of common stock for services at $0.48 per share (most recent average cash price) in September, 2000	25,000	25	11,975	-	-	12,000
Issuance of 6,000 stock options to non-employees for services at an exercise price of $0.48 per share
(valued using the Black-Scholes option pricing model at $0.41 per share) in September, 2000	-	-	2,460	-	-	2,460
Receivable from stockholders	-	-	-	-	(952)	(952)

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—CONTINUED

For the periods (inception through September 30, 1999) (unaudited) and for the periods ended September 30, 2000, 2001 and 2002 (audited) and for the three months ended December 31, 2002 (unaudited)

				Deficit
				Accumulated		Total
	Common Stock		Additional	During	Receivable	Stockholders’
			Paid-in	Exploration	From	Equity
	Shares	Amount	Capital	Stage	Stockholders	(Deficit)

Payment on stockholder loans - common stock	-	-	-	-	86,089	86,089

Balance, September 30, 2000	5,839,250	5,840	2,102,421	(2,835,775)	(952)	(728,466)
Net loss	-	-	-	(535,412)	-	(535,412)
Payment on stockholders loans – common stock	-	-	-	-	952	952

Balance, September 30, 2001	5,839,250	5,840	2,102,421	(3,371,187)	-	(1,262,926)
Net loss	-	-	-	(506,760)	-	(506,760)

Balance, September 30, 2002	5,839,250	5,840	2,102,421	(3,877,947)	-	(1,769,686)
Issuance of common stock for payment of loans payable to stockholders at $0.35 per share (fair value) in October, 2002	4,598,576	4,599	1,604,903	-	-	1,609,502
Net loss for the three months ended December 31, 2002	-	-	-	(122,826)	-	(122,826)

Balance, December 31, 2002	10,437,826	$10,439	$3,707,324	$(4,000,773)	$-	$(283,010)

See notes to unaudited consolidated financial statements

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

			Cumulative
			from 11/08/96
	For the three months ended		(Inception
	December 31		through
	2002	2001	12/31/02)

Cash Flows From Operating Activities
Net loss	$(122,826)	$(135,065)	$(4,000,773)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	-	-	101,063
Impairment loss on mineral exploration rights	-	-	427,124
Changes in assets and liabilities:
Tax credit receivable	-	-	(1,390)
Accrued interest payable	8,093	35,123	335,571
Accounts payable — trade	109,344	94,938	1,899,820

Net cash used by operating activities	(5,389)	(5,004)	(1,238,585)
Cash Flows From Investing Activities
Cash acquired in acquisition	-	-	1,576
Receivable from stockholders	—	-	250,000
Increase in bonds	-	(49)	-
Accounts due stockholders	(1,109)	—	(1,109)
Purchase of fixed assets	-	-	(40)

Net cash (used) provided by investing activities	(1,109)	(49)	250,427
Cash Flows From Investing Activities
Issuance of common stock	-	-	989,701
Net Change in Cash and Equivalents	(6,498)	(5,053)	1,543
Cash, Beginning of Period	8,041	9,033	-

Cash, End of Period	$1,543	$3,980	$1,543

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS—CONTINUED (UNAUDITED)

Noncash Operating and Financing Activities:

In November 1999, the Company issued 600,000 shares of stock for the net assets of Britt Minerals. The details on the transaction are as follows:

Cash	$1,576
Accounts receivable — bonds	3,000
Accounts payable	(143,700)

Net assets acquired from Britt	(139,124)
Mineral exploration rights	427,124

Investment in Britt	288,000
Issuance of common stock	(600)
Additional paid-in capital	(287,400)

$-

For the three months ended December 31, 2002, the Company issued $1,609,502 of common stock in exchange for cancellation of $1,315,883 of notes payable and $293,619 of accrued interest.

For the three months ended December 31, 2002, the Company issued $84,075 of notes payable to satisfy accounts payable.

For the three months ended December 31, 2001, the Company issued $144,175 of notes payable to satisfy accounts payable.

For the year ended September 30, 2002, the Company issued $351,920 of notes payable to satisfy accounts payable.

For the year ended September 30, 2001, the Company issued $380,496 of notes payable to satisfy accounts payable.

For the year ended September 30, 2000, the Company issued 325,000 shares of common stock with a value of $156,000 to satisfy accounts payable.

For the year ended September 30, 2000, the Company issued 6,000 stock options with a value of $2,460 to satisfy accounts payable.

For the year ended September 30, 2000, the Company issued $566,937 of notes payable to satisfy accounts payable.

For the year ended September 30, 1998, the Company issued 57,000 shares of common stock with a value of $45,600 to satisfy accounts payable.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS—CONTINUED
(UNAUDITED)

Noncash Operating and Financing Activities Continued:

For the year ended September 30, 1998, the Company issued 475,000 stock options with a value of $332,500 to satisfy accounts payable.

For the year ended September 30, 1998, the Company issued $250,000 of notes payable to satisfy accounts payable.

For the year ended September 30, 1997, the Company issued 2,940,000 shares of common stock with a value of $294,000 to satisfy accounts payable.

See notes to unaudited consolidated financial statements

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

December 31, 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Delta International Mining and Exploration, Inc. and Subsidiaries (an Exploration Stage Company) (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. These statements have been prepared on a full accrual basis.

Interim Financial Reporting: The accompanying consolidated financial statements have been prepared by the Company without audit, with the exception of the September 30, 2002 consolidated balance sheet which was derived from the audited consolidated financial statements included in the Company’s Form 10-SB. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. These consolidated financial statements, note disclosures and other information should be read in conjunction with the Company’s Annual Report on Form 10-SB for the fiscal year ended September 30, 2002.

In the opinion of management, the unaudited interim consolidated financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation. The results of operations for the three months ended December 31, 2002 are not necessarily indicative of the results that may be expected for the year ending September 30, 2003.

Nature of Operations: The Company is incorporated under the laws of Nevada and its principal business activity is mineral property exploration. Most of the Company’s exploration efforts have been focused in Montana and in certain regions of South America. Approximately $25 and $1,200 of operating expenses of the Company have been incurred in foreign countries for the three months ended December 31, 2002 and 2001, respectively.

Basis of Presentation and Consolidation: The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries and are prepared according to generally accepted accounting principles in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation. The subsidiaries include Britt Minerals, Inc. and Global Gold, Inc., S.A.

Functional Currency: The Company advances U.S. dollars to Global Gold, Inc., S.A. which then pays for all transactions in U.S. dollars. It maintains bank accounts in U.S. dollars and pays all operational expenses in U.S. dollars. There are no transactions in a foreign currency. As such, it is determined that the functional currency of Global Gold, Inc., S.A. is U.S. dollars. Because Global Gold, Inc., S.A. maintains its accounting records in U.S. dollars, a translation of foreign currency is not necessary.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Organization of Company: Effective April 19, 1999, Delta and Global Gold, Inc. (a Bahamian Corporation) executed their business combination agreement. Delta issued 3,976,250 common shares to the shareholders of Global Gold in consideration for all of the issued and outstanding common shares of Global Gold on the basis of one common share of Delta for each common share of Global Gold. As the former shareholders of Global Gold obtained effective control of the Company through the share exchange, this transaction has been accounted for in these financial statements as a reverse acquisition. Under reverse acquisition accounting, Global Gold is considered to have acquired Delta with the results of Delta’s operations included in the consolidated financial statements from the date of acquisition. Global Gold is considered the continuing entity and consequently, the amounts prior to April 19, 1999 are those of Global Gold. Global Gold has a wholly-owned Bolivian subsidiary, Global Gold, Inc., S.A. Prior to the date of the business combination Delta had no operations.

All share and per share information in these financial statements reflect:

a)	The consummation of the business combination agreement whereby shares and options issued by Global Gold, Inc. were exchanged for shares of the Company’s common stock and options to purchase shares of the Company’s common stock, and

b)	A change in the par value of common stock from $.10 per share to $.001 per share.

In November 1999, the Company issued 600,000 shares of common stock pursuant to an agreement in writing dated October 15, 1999, with the shareholders of Britt Minerals, Inc. Pursuant to the agreement, the Company acquired all of the shares of Britt Minerals, Inc. The consideration for the transfer was the issuance of 600,000 shares of common stock of the Company. Further, the vendors shall receive a gross overriding royalty of 1.5% of the value of all diamonds produced from the properties. Britt Minerals, Inc. is the registered holder of 17 diamond exploration properties in Montana covering approximately 11,210 acres. The vendors of the shares of Britt Minerals, Inc. are Peter Ellsworth and Gary Carlson.

The Britt acquisition was recorded at the fair value of Company shares issued using recent cash prices of $.48 per share. The excess of the cost over the fair value of assets, representing mineral exploration rights, was recorded in the amount of $427,124. In conjunction with this transaction Britt had accounts payable due to the Company in the amount of $143,700 which amount was eliminated in consolidation. Because there is no easily determinable fair value of the mineral exploration rights, and Britt has no determinable future cash flows, it has been determined by management that the mineral exploration rights will not be recoverable. Consistent with the Company’s long lived asset impairment policy, the amounts assigned to the mineral exploration rights have been written off and expensed in the statement of operations for the year ended September 30, 2000.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

The Company also issued 300,000 shares of common stock to Front Range Exploration Corporation pursuant to an agreement that was formalized in writing on October 15, 1999. Pursuant to this agreement, in consideration of Front Range Exploration Corporation locating mineral properties of merit in South America, the Company agreed to issue 300,000 shares and has granted a gross overriding royalty of 2% of the value of all diamonds produced from properties located by Front Range Exploration Corporation.

Stock-Based Compensation: The Company accounts for employee stock-based compensation using the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. As such, compensation expense has been recorded on the initial grant to two officers since the exercise price of the option was below the current market price of the Company’s common stock on the date of grant. Compensation expense for employee stock options is fully recognized on the date of grant as the options entirely vest at that time. Transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, (SFAS 123) requires the disclosure of pro forma net income or loss and earnings or loss per share as if the Company had adopted the fair value method as of the beginning of the period ended September 30, 1998. Had employee compensation expense been recognized based on the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company’s net loss and diluted loss per share for the periods presented below, would have been impacted as shown in the following table:

	Three
	Months ended
	December 31	Year ended
	2002	2002	2001	2000	1999	1998

Net loss, as reported	$(122,826)	$(506,760)	$(535,412)	$(1,380,153)	$(320,122)	$(743,743)
Add: Stock-based employee compensation expense included in reported net loss	-	-	-	-	-	332,500
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(133,000)	-	-	-	—	(361,000)

Pro forma net loss	$(255,826)	$(506,760)	$(535,412)	$(1,380,153)	$(320,122)	$(772,243)

Earnings per share:
Basic and diluted, as reported	(.01)	(.09)	(.09)	(.25)	(.01)	(.20)
Basic and diluted, pro forma	(.03)	(.09)	(.09)	(.25)	(.01)	(.21)

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents. The Company has cash balances outside the U.S. denominated in U.S. dollars in the amount of $436 that would normally be subject to a repatriation liability however, due to the substantial net operating losses available to offset the income, the Company would not be subject to such tax until such losses expire.

Property and Equipment: Property and equipment are carried at cost. No depreciation expense has been recorded for the three months ended December 31, 2002 and 2001. The equipment has been placed in storage awaiting operations to begin.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Net Loss Per Share: Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of Delta’s net losses.

Mineral Properties: The Company owns an interest in various mineral properties and is in the process of exploring mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable. (See Note C)

The recoverability of mineral properties is dependent upon the discovery of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete the exploration of the mineral properties, future profitable production or proceeds from the disposition of the mineral properties and the Company’s ability to meet its obligations.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties. The Company has investigated title to all the mineral properties to which it has an option to acquire an interest and, to the best of its knowledge, title to all of these properties is in good standing. The properties in which the Company has committed to earn an interest are located in Bolivia, South America and the Company is therefore relying on title opinion by legal counsel who is basing such opinions on the laws of Bolivia.

Exploration Costs: In order to comply with accounting principles generally accepted in the United States of America, the Company expenses, as incurred, all costs associated with mineral exploration.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Financial Instruments: The fair values of cash and accounts payable and accrued liabilities approximate their carrying values due to the relatively short periods to maturity of these instruments. It is not possible to determine the fair value of amounts due to shareholders, as a maturity date is not determinable. The maximum credit risk exposure for all financial assets is the carrying amount of that asset.

Long-Lived Assets: The carrying amount of long-lived assets is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined based on the estimated undiscounted cash flows of the asset over the remaining amortization period, the carrying amount of long- lived assets would be written down to current fair value, which is generally determined from estimated discounted future net cash flows or net realizable value.

NOTE B—OPERATING DEFICITS AND ECONOMIC CONDITIONS

A lack of working capital, insufficient financing and economic conditions have limited the ability of the Company to market its exploration intentions sufficient to recover its operating and administrative costs. As a result, the Company has an accumulated deficit of $4,000,773 and liabilities exceeding assets. While the Company is seeking additional sources of capital, including equity capital, there can be no assurance that the Company will be successful in accomplishing its objectives or continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE C—MINERAL PROPERTIES

The Company has mineral exploration rights in the following properties. The Company has no asset base cost on the accompanying balance sheets associated with these properties.

Charles Concession Delta’s subsidiary Global Gold, Inc., S.A., was acquired by staking a 100% interest in the Charles Concessions (the “Illimani Property”) located approximately 65 kilometers by gravel road east of La Paz, Bolivia.

Independent Concessions Global Gold, Inc., S.A. was acquired by staking a 100% interest in the Independencia Concessions, which encompass an area of 3,275 hectares or 7,860 acres and is located approximately 100 kilometers directly southeast of La Paz in the department of Cochabamba.

Robert Property Global Gold, Inc., S.A. was also acquired by staking a 100% interest in the Robert Property located 80 kilometers south of La Paz, Bolivia. The property is 1,550 hectares.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE C—MINERAL PROPERTIES—CONTINUED

Montana Properties Delta International Mining and Exploration, Inc. and Subsidiaries through its wholly-owned subsidiary, Britt Minerals, Inc. has an interest in 11,252 acres of mineral properties throughout the State of Montana. Properties are located near Missoula, Great Falls, Chester, Grassrange, Zortman and Forsyth.

The Company has expensed all costs of acquiring its interest in the above properties.

NOTE D—STOCK OPTIONS ISSUED

Prior to October 2002, the Company had an informal stock option plan which provided for the granting of options to certain officers, directors, key employees and non-employees of the Company. The option price, number of shares and grant date were determined at the discretion of the Company’s board of directors. Compensation expense was recognized on any option granted with an exercise price that was below the estimated market price of the Company’s stock on the date of the grant. Options vested on the grant date and were exercisable for an unlimited period from the option grant date.

In February 1998, the Company granted 475,000 options at an exercise price of $0.10 per share to two officers for services performed. The options vested immediately and had no expiration date. The options were accounted for as fixed awards, and compensation cost was based on the intrinsic value at the original measurement date. Since the exercise price was below the market price of the Company’s stock on the date of grant, the Company recorded compensation expense of $332,500 in connection with the options granted, measured at fair value based on recent average cash stock transactions of $0.80 per share less the option price of $0.10 per share. A corresponding amount was recorded as additional paid-in capital.

In October 2002, the Company adopted a formal Omnibus Compensation Plan. The options granted in 1998 were cancelled and reissued at an exercise price of $0.35 per share in order to mirror the offering price for shares pursuant to the current offering. The exercise price of the options granted under the Omnibus Compensation Plan is subject to increase to match the actual sale price of shares sold by the Company pursuant to the current offering. However, the option exercise price will not be less than $0.35 per share.

The number of options granted, vesting and expiration terms under the Omnibus Compensation Plan were identical to the February 1998 cancelled options. Subsequent to the modification of the exercise price of the options, additional compensation cost is measured as the intrinsic value of the modified (variable) options, to the extent that the intrinsic value of the options exceeds $0.25 (the lesser of (a) the original intrinsic value of $0.70 or (b) the intrinsic value of the original options immediately prior to modification of $0.25). At December 31, 2002 the intrinsic value of the modified (variable) options is zero therefore no additional compensation expense has been recognized. The variable nature of the modified stock options will require a revaluation of the intrinsic value of the stock options at each future reporting date of the Company.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE D—STOCK OPTIONS ISSUED—CONTINUED

In September 2000, the Company granted 6,000 options at an exercise price of $0.48 per share to three non- employees for services performed. As discussed in Note A, this transaction was accounted for based on the fair value of the equity instruments issued which was determined to be $0.41 per share using the Black-Scholes option- pricing model discussed below. The Company recorded compensation expense of $2,460 in connection with the options granted and a corresponding amount was recorded as additional paid-in capital.

In October 2002, the Company cancelled the September 2000 options and reissued the options under the formal Omnibus Compensation Plan. All of the terms of the 6,000 new options are identical to the September 2000 cancelled options including an exercise price of $0.48 per share. No additional compensation expense was recognized as a result of this transaction.

Presented below is a summary of stock option activity for the periods shown:

		Wtd. Avg.		Wtd. Avg.
	Options	Exercise	Options	Exercise
	Outstanding	Price	Exercisable	Price

Balance, September 30, 1998	475,000	$.10	475,000	$.10
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	—	-	-	-

Balance, September 30, 1999	475,000	.10	475,000	.10
Granted	6,000	.48	6,000	.48
Exercised	-	-	-	-
Cancelled	-	-	-	-

Balance, September 30, 2000	481,000	.10	481,000	.10
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-

Balance, September 30, 2001	481,000	.10	481,000	.10
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-

Balance, September 30, 2002	481,000	.10	481,000	.10
Granted	481,000	.35	481,000	.35
Exercised	-	-	-	-
Cancelled	(481,000)	.10	(481,000)	.10

Balance, December 31, 2002	481,000	$.35	481,000	$.35

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE D—STOCK OPTIONS ISSUED—CONTINUED

The following table provides additional information for options outstanding and exercisable at December 31, 2002:

	Options Outstanding

Range of		Wtd. Avg.	Wtd. Avg.
Price	Number	Remaining Life	Exercise Price

$.35	475,000	N/A	$.35
$.48	6,000	N/A	$.48

	Options Exercisable
Range of		Wtd. Avg.
Price	Number	Exercise Price
$.35	475,000	$.35
$.48	6,000	$.48

Pro Forma Fair Value Disclosures

As discussed in Note A, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB 25. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, (SFAS 123) requires the disclosure of pro forma net income or loss and earnings or loss per share as if the Company had adopted the fair value method as of the beginning of the period ended September 30, 1998. Had employee compensation expense been recognized based on the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company’s net loss and diluted loss per share for the periods presented below, would have been impacted as shown in the following table:

	Three
	Months ended
	December 31			Year ended
	2002	2002	2001	2000	1999	1998

Net loss, as reported	$(122,826)	$(506,760)	$(535,412)	$(1,380,153)	$(320,122)	$(743,743)
Add: Stock-based employee compensation expense included in reported net loss	-	-	-	-	-	332,500
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(133,000)	-	-	-	—	(361,000)

Pro forma net loss	$(255,826)	$(506,760)	$(535,412)	$(1,380,153)	$(320,122)	$(772,243)

Earnings per share:
Basic and diluted, as reported	(.01)	(.09)	(.09)	(.25)	(.01)	(.20)
Basic and diluted, pro forma	(.03)	(.09)	(.09)	(.25)	(.01)	(.21)

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE D—STOCK OPTIONS ISSUED—CONTINUED

The fair value of stock options granted, which is hypothetically recorded to compensation expense upon grant in determining the pro forma impact noted above, has been estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three
	Months ended
	December 31			Year ended
	2002	2002	2001	2000	1999	1998

Expected life of options	10 yrs	-	-	-	-	10 yrs
Risk-free interest rate	3.94%	-	-	-	-	5.57%
Expected volatility	75%	-	-	-	-	75%
Expected dividend yield	0%	-	-	-	-	0%

The weighted-average fair value of options granted to officers during the periods presented were determined using the Black-Scholes model, as follows:

	Three
	Months ended
	December 31			Year ended
	2002	2002	2001	2000	1999	1998

Fair value of each option granted	$.28	$-	$-	$-	$-	$.76
Total number of options granted	475,000	-	-	-	-	475,000

Total value of options granted	$133,000	$-	$-	$-	$-	361,000

For SFAS 123 disclosure purposes, the weighted-average fair value of stock options granted is required to be based on a theoretical option-pricing model such as the Black-Scholes method. In actuality, because the Company’s employee stock options are not traded on an exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Company stock. Such an increase in stock price benefits all stockholders commensurately.

NOTE E—NOTES PAYABLE — SHAREHOLDERS

	December 31	September
	2002	2002
Unsecured notes payable to shareholders bearing interest at 10% In October, 2002, these notes were converted into Company stock	$—	$250,000
Unsecured notes payable to shareholders bearing interest at 12% for the initial six months of the note and then at 10% thereafter In October, 2002, these notes were converted into Company stock	$—	318,000

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE E—NOTES PAYABLE — SHAREHOLDERS—CONTINUED

	December 31	September
	2002	2002

Unsecured notes payable to shareholder bearing interest at 12% for the initial six months of the note and then at 10% thereafter. The notes are convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. The notes are due December 31, 2002. (See Note G)	$136,725	$136,725
Unsecured notes payable to shareholder bearing interest at 10% In October, 2002, these notes were converted into Company stock	—	747,883
Unsecured notes payable to shareholder bearing interest at 10% The notes are convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. These notes are due September 30, 2006	164,820	96,745
Unsecured note payable to shareholder bearing interest at 10% The note is convertible into shares of the Company at the option of the shareholder at the current market price at the date of conversion. This note is due September 30, 2006	16,000	—

	317,545	1,549,353
Less amounts due within one year	136,725	236,725

	$180,820	$1,312,628

Maturities of the notes payable are as follows:

Years ending September 30
2003	$136,725
2004	-
2005	-
2006	180,820
2007 and thereafter	-

$317,545

Accrued interest on these loans aggregate $41,951 at December 31, 2002.

Continued

DELTA INTERNATIONAL MINING & EXPLORATION, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(UNAUDITED)

December 31, 2002

NOTE E—NOTES PAYABLE — SHAREHOLDERS—CONTINUED

In October 2002, the Company executed agreements with 7 shareholders to convert their loans into shares of common stock in the Company. The Company issued 4,598,576 shares of stock at a price of $0.35 per share in exchange for the cancellation of $1,315,883 of notes payable and $293,619 of accrued interest. Per the debt conversion agreement interest on these loans was only accrued through August 31, 2002.

NOTE F—EARNINGS PER SHARE

	For the three months ended
	December 31

	2002	2001
Net loss for the period — basic and diluted	$(122,826)	$(135,065)

Number of shares of common stock outstanding	10,437,826	5,839,250
Effect of using weighted average shares of common stock outstanding	(1,199,629)	-

Basic and diluted weighted average number of shares of common stock outstanding	9,238,197	5,839,250

NOTE G—SUBSEQUENT EVENTS

The Company has notes payable to a shareholder that mature on December 31, 2002. These notes have a principal balance of $136,725 and accrued interest of $39,532 at December 31, 2002. The shareholder has not agreed to extend the due date of the notes and has demanded payment in full. The Company has not made payment on these notes as of the date of this filing. The Company intends to pay these notes in full when they receive adequate funds.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

On approximately September 28, 2000, the Company retained the services of Carpenter, Mountjoy & Bressler, P.S.C. of Louisville, Kentucky, to serve as its primary accountant to audit the Company’s financial statements. This retention was not the result of any disagreement with Berthin Amengual & Asociados (La Paz, Bolivia), former primary accountants for the Company. The report of Berthin Amengual & Asociados on the Company’s financial statements, for the fiscal years ended September 30, 1998 and September 30, 1999, the only periods for which they issued a report, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

Further, there was no disagreement with Berthin Amengual & Asociados with respect to accounting practices, financial statement disclosure or auditing scope of procedure. Berthin Amengual & Asociados has been authorized to fully respond to all inquiries from Carpenter, Mountjoy & Bressler, P.S.C.

The decision to change accountants was approved by the Company’s Board of Directors.

A letter from Berthin Amengual & Asociados regarding its agreement with the statements in this Item 23 is filed herewith as Exhibit 16.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Nevada corporation law (“Nevada Law”), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if a person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have no reasonable cause to believe that the person’s conduct was unlawful. Nevada Law also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable for acts or omissions which involve negligence or intentional misconduct or a knowing violation of law, or for any transaction from which the director derived any improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Section 78.7502 of the General Corporation Law of Nevada and Article VII of the Company’s Articles of Incorporation permit the Company to indemnify its officers and directors and certain other persons against expenses in defense of a suit to which they are parties by reason of such office, so long as the persons conducted themselves in good faith and the persons reasonably believed that their conduct was in the Company’s best interests or not opposed to the Company’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Indemnification is not permitted in connection with a proceeding by or in the right of the Company in which the officer or director was adjudged liable to the Company or in connection with any other proceeding charging that the officer or director derived an improper personal benefit, whether or not involving action in an official capacity. The Company has not purchased directors and officers insurance, and has no current plans to purchase such insurance.

Item 25. Other Expenses of Issuance and Distribution.

Estimated expenses of this offering are as follows:

Accounting and auditing fees	$92,330
Legal fees	31,222
Printing	1,000
Transfer agent	800

TOTAL	$125,352

Item 26. Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of securities of the Company, without registration, since its inception in February 1998. No such sales involved the use of an underwriter, no sales involved any general solicitation or general advertising and no commissions were paid in connection with the sale of any securities.

(a)	During the period from the date of formation of the Company on February 25, 1998 to September 30, 1998, the Company issued 2,996,000 shares of Common Stock at a price of $0.001 per share for proceeds to the Company of $2,996. An aggregate of 2,450,000 of these were issued to Robert Nicholson (1,225,000 shares) and Earl Gilbrech (1,225,000 shares) with the balance of 546,000 shares being issued to various parties, dealing at arm’s length, none of whom owned more than 100,000 shares. These issuances were exempt from the registration requirements of the Securities Act of 1933, as amended (the “’33 Act”) under section 4(2) thereof. On March 8, 1999, an aggregate of 2,450,000 shares of Common Stock were surrendered for cancellation by Earl Gilbrech and Robert Nicholson pursuant to agreements in writing made the same date.

(b)	During the period from October 1, 1998 to September 30, 1999 the Company issued 3,976,250 shares of Common Stock at a deemed price of $0.365 per share pursuant to the share exchange with the shareholders of Global. See the list attached as Exhibit 10.1 for a listing of the shareholders of Global and the number of shares held by each shareholder. On April 22, 1999 the Company completed a private placement with Jack Wells of 65,000 shares of its Common Stock at a price of $0.60 per share for proceeds to the Company of $39,000 and issued 62,000 shares at a deemed price of $0.60 per share for deemed proceeds to the Company of $37,200 for administrative services rendered by Lorena Fernandez, Owen Peer, Abraham Camacho, Esteban Camacho and Ronald Rowe. The Company also issued on August 18, 1999 to Robert Ryan 10,000 shares of Common Stock at a price of $1.00 per share by way of private placement for proceeds to the Company of $10,000. The Company also issued on August 18, 1999 to Ronald Rowe 5,000 shares of Common Stock at a price of $1.00 per share by way of private placement for proceeds to the Company of $5,000. The Company also issued on September 30, 1999 to Charles Wells a total of 100,000 shares of Common Stock at a price of $0.48 per share by way of private placement for proceeds to the Company of $48,000. These issuances were exempt from the registration requirements of the ’33 Act under section 4(2) thereof.

(c)	During the period from October 1, 1999 to September 30, 2000, the Company issued 900,000 shares of Common Stock at a deemed price of $0.48 per share for property acquisitions. An aggregate of 600,000 shares were issued to Peter Ellsworth (300,000 shares) and Garry J. Carlson (300,000 shares) for the acquisition of the shares of Britt Minerals, Inc. and 325,000 shares were issued to Colin Little (but 300,000 of such shares are held in the name of Front Range) in consideration for services provided in locating mineral properties in Bolivia. The Company also issued to Charles Wells 150,000 shares of Common Stock at a price of $0.48 per share by way of private placement for proceeds to the Company of $72,000. These issuances were exempt from the registration requirements of the ’33 Act under section 4(2) thereof.

(d)	From February 1998 through September 2000, the Company issued a total of 481,000 options at exercise prices of either $0.10 per share (for a total of 475,000 options) or $0.48 per share (for a total of 6,000 options). The Company employed neither a valuation professional nor a mathematic valuation model in determining the number of options to be granted or the exercise price. Rather, the number of options granted and the exercise price were determined by the Board of Directors as a result of the need to retain the services of the option recipients during periods when the Company was largely without ready capital. To the extent the options were granted to either Mr. Boyd or Mr. Mathews, it cannot be assumed that they were dealing with the Company on an arms-length basis, and it would be inappropriate to assume that the number of options granted where the exercise price was set on other than an arbitrary basis.

(e)	In October 2002, the Company adopted a formal Omnibus Compensation Plan. All options granted prior to this date were done other than pursuant to a written option plan. All previously granted options were canceled and reissued on the terms set forth below. A copy of the Omnibus Compensation Plan pursuant to which these options were granted is filed herewith as Exhibit 10.12. The exercise price of these options was set at $0.35 per share in order to mirror the offering price for shares pursuant to this option. The exercise price of the options granted under the Omnibus Compensation Plan is subject to increase to match the actual sale price of shares sold by the Company pursuant to this offering.

However, the option exercise price will not be less than $0.35 per share. Please see “Item 5. Determination of Offering Price” above with respect to the determination of the initial offering price of $0.35 per share. The number of options granted under the Omnibus Compensation Plan was identical to that previously issued.

The Company and Global have each issued shares at various times and at various prices since incorporation. Each issuance of shares was priced at what was in the opinion of the directors the best possible price for the shares of the Company in light of its requirements for capital to continue operations and its lack of operating income. Prices for shares were negotiated with the prospective purchasers, and the Company has not retained outside valuation experts to assist it in setting share prices.

Item 27. Exhibits.

(A)	Exhibits. Exhibits required to be attached are listed in the Description of Exhibits beginning on page 87 of this Form SB-2.

Item 28. Undertakings.

(a)	The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

(i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any additional changed material information on the plan of distribution.

      (2)  For determining the liability under the Securities Act, treat each such post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

(4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on March 27, 2003.

DELTA INTERNATIONAL MINING AND EXPLORATION, INC.

Date:	March 27, 2003

By:	/s/ Gary L. Boyd —————————————————————- Gary L. Boyd, President & Director

By:	/s/ Robert E. Mathews —————————————————————- Robert E. Mathews, Chief Financial Officer / Treasurer & Director

By:	/s/ Stephen J. Kay —————————————————————- Stephen J. Kay Director

By:	/s/ Barry D. Rayment —————————————————————- Barry D. Rayment Director

By:	/s/ Charles H. Wells —————————————————————- Charles H. Wells Director

Exhibit
Number	Document

3.1	Articles of Incorporation of the Company*
3.2	Bylaws of the Company*
3.3	Amendments to Articles of Incorporation of the Company*
4	See Exhibits 3.1 and 3.2
5	Opinion of Ogden Newell & Welch PLLC regarding legality*
10.1	Share Exchange Agreement between the Company and Global Gold Inc.*
10.2	Acquisition Agreement for all the shares of Britt Minerals, Inc.*
10.3	Exploration License, Mineral Purchase Option & Lease Agreement*
10.4	Exploration License, Mineral Purchase Option & Lease Agreement*
10.5	Exploration License, Mineral Purchase Option & Lease Agreement*
10.6	Exploration License, Mineral Purchase Option & Lease Agreement*
10.7	Metalliferous Mineral or Gem Mining Lease, No. M-1947-99*
10.8	Metalliferous Mineral or Gem Mining Lease, No. M-1943-99*
10.9	Dept. of Interior Form 3510-1, Serial Number MTM 88980 (Acq.)*
10.10	Dept. of Interior Form 3510-1, Serial Number MTM 88979 (Acq.)*
10.11	7/29/99 Letter to Peter Ellsworth from Stephen R. Granzow @
Meadowlark Search, East Helena, Montana*
10.12	Omnibus Compensation Plan*
10.13	Note Conversion Agreements*
10.14	Corporate Development Agreement between Global Integrated Business Solutions, Inc. and the Company*
16	Letter of former primary accountant, Berthin Amengual & Asociados *
21	Subsidiaries of the Registrant*
23	Consent of Carpenter, Mountjoy and Bressler, PSC to incorporation of audited financial statements for the years ended September 30, 2002 and September 30, 2001*
99.1	Waiver of Audit Requirement*
99.2	Form 15*
99.3	Notes Payable*
99.4	Map of Bolivian properties*
99.5	Map of Montana properties*

* Previously filed